UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Advanta Corp.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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WELSH AND MCKEAN ROADS
P.O. BOX 844
SPRING HOUSE, PENNSYLVANIA 19477-0844

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
June 11, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Advanta Corp. will be held at our headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Wednesday, June 11, 2008 at 1:00 p.m. for the following purposes:

1)	To elect three directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

2)	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on Friday, April 25, 2008 as the record date for the Annual Meeting. Only holders of record of our Class A Common Stock and Class A Preferred Stock at that time are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

The enclosed proxy card is solicited by our Board of Directors. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Annual Meeting. We urge you to date, sign and return the enclosed proxy card promptly. A reply envelope is enclosed for your convenience. You may also vote by telephone or through the Internet by following the instructions on your proxy card. You are cordially invited to attend the Annual Meeting in person. The return of the enclosed proxy card will not affect your right to vote if you attend the Annual Meeting in person.

Elizabeth H. Mai
Secretary

Dated: May 1, 2008

PROXY STATEMENT

This proxy statement and the accompanying proxy card are being mailed, beginning on or about May 8, 2008, to owners of shares of Class A Common Stock and Class A Preferred Stock of Advanta Corp. (which may be referred to herein as we, us or the Company) in connection with the solicitation of proxies by our Board of Directors for our Annual Meeting of Stockholders (referred to herein as the Annual Meeting). This proxy procedure is necessary to permit all stockholders, many of whom are unable to attend the Annual Meeting, to vote. Our Board of Directors encourages you to read this document thoroughly and to take this opportunity to vote on the matters to be decided at the Annual Meeting.

In April 2007, our Board of Directors approved a three-for-two stock split, in the form of a 50% stock dividend payable June 15, 2007, on both our Class A Common Stock and Class B Common Stock. Unless otherwise noted, we have adjusted all exercise prices, share amounts and per share data in this proxy statement to reflect the stock split for all periods presented.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2008.

THE PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS,
THE ANNUAL REPORT TO STOCKHOLDERS AND OUR ANNUAL REPORT ON FORM
10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 ARE AVAILABLE AT
HTTP://BNYMELLON.MOBULAR.NET/BNYMELLON/ADVNA.

ABOUT THE MEETING: QUESTIONS AND ANSWERS

When and Where will the Annual Meeting be held?

Our 2008 Annual Meeting of Stockholders will be held at our headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, on Wednesday, June 11, 2008 at 1:00 p.m.

What am I voting on?

1)	The election of three directors to hold office until the expiration of their term of office or until their successors are duly elected and qualified.

2)	The ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

3)	Any other business that properly comes before the meeting for a vote.

Who is entitled to vote at the Annual Meeting, and how many votes do they have?

Only holders of record of our Class A Common Stock and Class A Preferred Stock at the close of business on April 25, 2008 are entitled to notice of, and to vote at the Annual Meeting. On such date there were 14,410,133 shares of Class A Common Stock, par value $.01 per share, issued and outstanding, and 1,010 shares of Class A Preferred Stock, par value $1,000 per share, issued and outstanding. On all matters voted upon at the Annual Meeting and any adjournment or postponement thereof, the holders of our Class A Common Stock and Class A Preferred Stock vote together as a single class, with each record holder of Class A Common Stock entitled to one vote per share, and each record holder of Class A Preferred Stock entitled to one-half vote per share.

Holders of our Class B Common Stock are not entitled to vote. However, holders of our Class B Common Stock will receive all proxy materials (other than a proxy card) and our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. We will bear the expenses of mailing these materials to the holders of our Class B Common Stock.

How do I vote?

We encourage you to use the electronic means available to you to vote your shares. How you vote will depend on how you hold your shares of our Class A Common Stock or Class A Preferred Stock.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered a stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As a stockholder of record, you have the right to vote in person at the Annual Meeting or by proxy. There are three ways you can vote by proxy:

•	Vote by Internet — http://www.proxyvoting.com/advna

Use the Internet to transmit your voting instructions. Have your proxy card in hand when you access the website.

•	Vote by Phone — 1-866-540-5760

Use any touch tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

•	Vote by mail

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

By any of the methods above, you will be designating Dennis Alter, William A. Rosoff and Elizabeth H. Mai as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy.

Using any of the methods for submitting a proxy above will not affect your right to attend the Annual Meeting and vote in person.

Beneficial Owners

Most of our stockholders hold their shares in “street name” through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your stockbroker, bank or other nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your stockbroker, bank or other nominee on how to vote your shares. If you hold your shares in street name, your stockbroker, bank or other nominee has enclosed a voting instruction form for you to use in directing the stockbroker, bank or other nominee in how to vote your shares.

Stockbrokers, banks or other nominees that are member firms of the New York Stock Exchange and who hold shares in street name for customers have the discretion to vote those shares with respect to certain matters if they have not received instructions from the beneficial owners. Stockbrokers, banks or other nominees will have this discretionary authority with respect to the election of directors and the ratification of the appointment of our independent registered public accounting firm. With respect to matters where stockbrokers, banks or other nominees do not have this discretionary authority and if the beneficial owners have not provided instructions with respect to such matters (commonly referred to as “broker non-votes”), those shares will be included in determining whether a quorum is present but will have the effect of a vote against such matters.

What is a proxy?

A proxy is a person you appoint to vote on your behalf. By using any of the methods discussed above, you will be appointing Dennis Alter, William A. Rosoff and Elizabeth H. Mai, as your proxies. They may act together or individually on your behalf, and will have the authority to appoint a substitute to act as proxy. If you are unable to attend the Annual Meeting, please use the means available to you to vote by proxy so that your shares of our Class A Common Stock or Class A Preferred Stock may be voted.

How will my proxy vote my shares?

Your proxy will vote according to your instructions. If you choose to vote by mail and complete and return the enclosed proxy card but do not indicate your vote, your proxy will vote “FOR” the election of the nominated slate of directors (see Proposal 1) and “FOR” the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 (see Proposal 2). Our Board of Directors does not intend to bring any matter before the Annual Meeting except as specifically indicated in this proxy statement, nor does our Board of Directors know of any matters which anyone else proposes to present for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named above who you are designating as your proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

How do I change my vote?

You may revoke your proxy at any time before your shares are voted at the Annual Meeting by:

•	Notifying our Secretary in writing at Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844, that you are revoking your proxy;

•	Submitting new voting instructions using any of the methods described above; or

•	Attending and voting by ballot at the Annual Meeting.

If your shares are held in “street name” by your stockbroker, bank or other nominee, you must submit new voting instructions to your stockbroker, bank or other nominee.

What constitutes a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote constitutes a quorum for the conduct of business at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What vote is required to approve each proposal?

Election of Directors

For Proposal 1, the election of directors, the nominees will be elected by a plurality of the votes of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. This means that the three nominees with the most votes for election will be elected. You may choose to vote, or withhold your vote, separately for each nominee. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for the purposes of determining whether there is a quorum.

Ratification of the Appointment of Independent Registered Public Accounting Firm

For Proposal 2, ratification of the appointment of our independent registered public accounting firm, the affirmative vote of the holders of a majority of the shares of our Class A Common Stock and Class A Preferred Stock, voting as a single class, present in person or represented by proxy and entitled to vote on this proposal will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted, although it will be counted for purposes of whether there is a quorum and for determining the number of shares present in person or represented by proxy and entitled to vote. Accordingly, an abstention will have the effect of a negative vote.

Other Proposals

Any other proposal that might properly come before the meeting will require the affirmative vote of the holders of a majority of the shares of our Class A Common Stock and Class A Preferred Stock, voting as a single class present in person or represented by proxy and entitled to vote on such proposal in order to be approved. On any such proposal, abstentions would be counted in the tabulation of the votes cast by stockholders as negative votes. Broker non-votes would not be counted in the tabulation of the votes cast on the proposal.

What percentage of our Common Stock do our directors and officers have voting or investment power over?

As of April 1, 2008, our current directors and executive officers have voting or investment power over approximately 41.97% of our Class A Common Stock. None of our current directors and executive officers beneficially owns any shares of our Class A Preferred Stock; however, the spouse of our Chief Executive Officer, Mr. Alter, has voting and investment power over all of the shares of our Class A Preferred Stock. See the discussion under the heading “Voting Securities and Principal Stockholders; Beneficial Ownership of Directors and Executive Officers” in this proxy statement for more details.

Who is soliciting proxies, how are they being solicited, and who pays the cost?

The accompanying form of proxy card is being solicited on behalf of our Board of Directors. We will bear the expenses of solicitation of proxies for the Annual Meeting. In addition to the mailing of the proxy material, solicitation may be made in person or by telephone by our directors, officers and employees, who will receive no additional compensation therefor. In addition, we have retained BNY Mellon Shareowner Services to assist in the search for, and distribution of proxies to, beneficial owners of our Class A Common Stock held in street name or by other nominees. For the services they provide, we will pay BNY Mellon Shareowner Services a fee of $3,500, plus reimbursement of direct out-of-pocket expenses. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding material to beneficial owners of shares of our Class A Common Stock and Class A Preferred Stock.

When are stockholder proposals for next year’s annual meeting due?

Proposals of stockholders intended to be presented at our 2009 Annual Meeting of Stockholders must be received by January 9, 2009, in order to be considered for inclusion in our proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934 (the Exchange Act) will not be included in our proxy soliciting material for the 2009 Annual Meeting of Stockholders. Stockholder proposals should be directed to us in care of our Secretary, at Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

A stockholder may wish to have a proposal presented at the 2009 Annual Meeting of Stockholders, but not to have such proposal included in our proxy statement and proxy card relating to that meeting. If notice of any such proposal (addressed to us in care of our Secretary at Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844) is not received by us by March 25, 2009, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals designated as proxies for our 2009 Annual Meeting of Stockholders, on behalf of our Board of Directors, will have the right to exercise discretionary voting authority as to such proposal.

Who is our Independent Registered Public Accounting Firm, and will they be represented at the Annual Meeting?

KMPG LLP served as the independent registered public accounting firm auditing our financial statements and the effectiveness of our internal control over financial reporting for 2007, and has been appointed to audit and report on our financial statements and our internal control over financial reporting for 2008. We expect that representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire, and will be available to answer appropriate questions after the Annual Meeting.

Will the directors be in attendance at the Annual Meeting?

Our Board of Directors has adopted a policy that all directors attend our annual meetings of stockholders, except under limited circumstances. All of the then current directors attended our 2007 Annual Meeting of Stockholders, except Olaf Olafsson and Michael A. Stolper.

How may I obtain a copy of the Company’s Form 10-K or additional copies of this proxy statement?

We will provide without charge to each person solicited by this proxy statement, on the written request of such person, a copy of this proxy statement or our Annual Report on Form 10-K, including the financial statements and schedules thereto, as filed with the Securities and Exchange Commission (the SEC) for its most recently completed fiscal year. Such written request should be directed to Investor Relations, at Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Beneficial Owners of More than Five Percent of Voting Securities

The following table sets forth information as of April 1, 2008 (unless otherwise specified), about any person (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who is known by us to be the beneficial owner of more than 5% of any class of our voting securities. Except as otherwise indicated, each holder is believed to have sole voting and investment power of the shares set forth next to such holder’s name.

		Amount and
		Nature of
		Beneficial		Percent
Title of Class	Name and Address of Beneficial Owner	Ownership		of Class

Class A Preferred	Gisela Alter(1)	1,010		100%
Class A Common	Dennis Alter(1)	5,954,562	(2)(3)(4)(5)	41.32%
	Wellington Management Co. LLP(6)	1,157,700		8.03%
	Advanta Corp. Employee Stock Ownership Plan(7)	1,385,463		9.61%
	Dimensional Fund Advisors Inc.(8)	816,041		5.66%

(1)	The address for Gisela Alter and Dennis Alter is c/o Advanta Corp., Welsh and McKean Roads, P.O. Box 844, Spring House, Pennsylvania, 19477-0844.

(2)	Includes 827,542 shares owned by a trust of which Linda Alter, the sister of Mr. Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes: 682,054 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers; 62,099 shares held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers; and 300,000 shares held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of all such shares.

(4)	Does not include 1,010 shares of Class A Preferred Stock owned by Gisela Alter, the wife of Mr. Alter.

(5)	Includes shares held in trust for the benefit of our employees participating in the Advanta Corp. Employee Stock Ownership Plan (the ESOP) as to which Mr. Alter is a trustee. As of December 31, 2007, the ESOP held 1,385,463 shares as follows: 337,041 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 1,048,422 shares which, as of December 31, 2007, had not been allocated to ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended (ERISA)). Mr. Alter disclaims beneficial ownership of the 1,048,422 unallocated shares held by the ESOP.

(6)	Information as to shares held by Wellington Management Co. LLP (Wellington) is based solely on a Schedule 13G filed with the SEC on February 14, 2008. Wellington reported that it has shared voting power as to 157,700 shares in its capacity as investment advisor. Wellington may also be deemed to beneficially own 1,157,700 shares which are held of record by clients of Wellington, which Wellington reports as having shared dispositive power over. The address of Wellington is 75 State Street, Boston, MA 02109.

(7)	The ESOP has sole voting power as to 1,048,422 unallocated shares and shared voting power as to 337,041 shares that have been allocated to ESOP participants. The allocated shares are voted by the ESOP trustees as directed by ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting directions, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). The ESOP trustees are Messrs. Alter, Rosoff, Olafsson and Stolper. The address of the ESOP is Welsh and McKean Roads, P.O. Box 844, Spring House, PA 19477-0844.

(8)	Information as to shares held by Dimensional Fund Advisors Inc. (Dimensional) is based solely on a Schedule 13G filed with the SEC on February 6, 2008. Dimensional has sole voting and dispositive power with respect to 816,041 shares, or 5.66% of the class. According to its Schedule 13G, Dimensional possesses investment and/or voting power over the shares in its role as financial advisor to four investment companies which own the shares. Dimensional disclaims beneficial ownership of the shares. The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

Beneficial Ownership of Directors and Executive Officers

The following table sets forth certain information as of April 1, 2008 about the amount of Class A Common Stock and Class B Common Stock beneficially owned by: (i) each of our directors and nominees for director; (ii) our principal executive officer (Mr. Alter), our principal financial officer (Mr. Browne), our three most highly compensated executive officers other than Mr. Alter and Mr. Browne who were serving as executive officers on December 31, 2007 (Messrs. Rosoff, Moore and Weinstock) and Mr. Carroll, who would have been one of our three most highly compensated executive officers other than Mr. Alter and Mr. Browne but for the fact that Mr. Carroll was not employed by us on December 31, 2007 (collectively, the Named Executive Officers); and (iii) all current directors and executive officers as a group. Except as otherwise indicated, each person is believed to have sole voting and investment power of the shares set forth next to such holder’s name. Shares issuable pursuant to the exercise of stock options are included in the table below if the options are currently exercisable or will become exercisable within 60 days from April 1, 2008. None of our executive officers or directors beneficially owns any shares of Class A Preferred Stock.

	Class A Common		Class B Common
	Amount and		Amount and
	Nature of		Nature of
	Beneficial	Percent	Beneficial	Percent
	Ownership	of Class	Ownership(1)	of Class

Named Executive Officers/Directors
Dennis Alter(2)(3)(4)	5,954,562	41.32%	3,484,998	10.97%
William A. Rosoff(4)(5)(6)	1,687,802	11.71%	1,635,504	5.45%
Named Executive Officers
Philip M. Browne	58,582	*	365,723	*
John F. Moore	1,961	*	70,733	*
David B. Weinstock	2,190	*	77,734	*
Christopher J. Carroll	1,102	*	13,035	*
Directors
Max Botel	2,250	*	27,375	*
Thomas Costello	0	*	16,000	*
Dana Becker Dunn	0	*	16,875	*
Ronald Lubner	25,000	*	99,839	*
Olaf Olafsson(4)	1,385,463	9.61%	110,250	*
Michael A. Stolper(4)(7)	2,067,517	14.35%	134,252	*
All current executive officers and directors as a group (12 persons)(1)(2)(3)(4)(5)(6)(7)	6,047,986	41.97%	6,029,229	18.00%

*	Represents less than 1% of the indicated class of our Common Stock outstanding as of April 1, 2008.

(1)	Includes beneficial ownership of shares of Class B Common Stock issuable pursuant to the exercise of stock options that are currently exercisable or will become exercisable within 60 days from April 1, 2008, as follows: Mr. Alter, 2,971,125 shares; Mr. Rosoff, 1,201,125 shares; Mr. Browne, 213,750 shares; Mr. Moore, 23,625 shares; Mr. Weinstock, 31,875; Mr. Botel, 23,625 shares; Mr. Costello, 9,000 shares; Ms. Becker Dunn, 16,875 shares; Mr. Lubner, 13,500 shares; Mr. Olafsson, 110,250 shares; Mr. Stolper, 101,250 shares; and all current executive officers and directors as a group, 4,716,000 shares.

(2)	Includes 827,542 shares of Class A Common Stock owned by a trust of which Linda Alter, the sister of Mr. Alter, is the beneficiary and pursuant to which Mr. Alter is sole trustee. Mr. Alter disclaims beneficial ownership of these shares.

(3)	Includes 682,054 shares of Class A Common Stock and 21,627 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter shares voting and dispositive powers; 62,099 shares of Class A Common Stock and 18,428 shares of Class B Common Stock, held by a trust established by Mr. Alter, through which he has made certain charitable gifts of shares and as to which Mr. Alter has sole voting and dispositive powers; and 300,000 shares of Class A Common Stock and 1,462 shares of Class B Common Stock held by a charitable foundation established by Mr. Alter, as to which Mr. Alter and his wife share voting and dispositive powers. Mr. Alter disclaims beneficial ownership of these shares.

(4)	Includes shares held in trust for the benefit of our employees participating in the ESOP as to which Messrs. Alter, Rosoff, Olafsson and Stolper are trustees. As of December 31, 2007, the ESOP held 1,385,463 shares of Class A Common Stock as follows: 337,041 shares allocated to ESOP participants who direct the vote of such shares and as to which the ESOP trustees have no beneficial ownership; and 1,048,422 shares which, as of December 31, 2007, had not been allocated to ESOP participants. Shares of Class A Common Stock held by the ESOP, but not yet allocated or as to which ESOP participants have not made timely voting direction, are voted by the ESOP trustees in the same proportions as shares for which directions are received (subject to each trustee’s fiduciary responsibilities under Section 404 of ERISA). Each of Messrs. Alter, Rosoff, Olafsson and Stolper disclaims beneficial ownership of the 1,048,422 unallocated shares held by the ESOP.

(5)	Includes 300,000 shares of Class A Common Stock and 1,462 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Rosoff has shared voting and dispositive power. Mr. Rosoff disclaims beneficial ownership of all such shares.

(6)	Includes 155,508 shares of Class B Common Stock held in a margin account that may from time-to-time be pledged as collateral.

(7)	Includes 682,054 shares of Class A Common Stock and 21,627 shares of Class B Common Stock owned by a charitable foundation established by Mr. Alter as to which Mr. Stolper has shared voting and dispositive power. Mr. Stolper disclaims beneficial ownership of all such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities (collectively, the Reporting Persons) to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of these reports. Based on our review of the copies of those reports which we have received, and written representations from our executive officers and directors who are Reporting Persons, we believe that all Section 16(a) filing requirements were met from January 1, 2007 through December 31, 2007, except that with respect to each of Ronald Lubner and Michael Stolper, one Form 4 reporting one transaction was not timely filed. Form 4s reporting the transactions were subsequently filed for each of them.

Equity Compensation Plan Information

The following table gives information about equity awards under our 2000 Omnibus Stock Incentive Plan (the Omnibus Plan) and our Employee Stock Purchase Plan (the Stock Purchase Plan) as of December 31, 2007.

(In thousands, except weighted average exercise price)
	(a)		(b)	(c)
Number of Securities
Remaining Available for
	Number of Securities to be			Future Issuance under
	Issued upon Exercise of		Weighted Average Exercise	Equity Compensation Plans
	Outstanding Options,		Price of Outstanding Options,	(excluding securities
Plan Category	Warrants and Rights		Warrants and Rights	reflected in column (a))

Equity compensation plans approved by stockholders(3)	7,782	(1)	$14.11	6,982	(2)
Equity compensation plans not approved by stockholders(3)	—		—	—

Total	7,782		$14.11	6,982	(2)(3)

(1)	Does not include 1.1 million shares of restricted Class B Common Stock granted pursuant to the Omnibus Plan. Generally, restrictions on these shares may be removed between 2008 and 2017.

(2)	All of the shares remaining available for future issuance are available under the Omnibus Plan which provides for the issuance of stock options, awards of stock and/or awards of stock appreciation rights.

(3)	The Stock Purchase Plan does not specify a maximum number of shares that may be issued. An aggregate of approximately 31.1 thousand shares of Class B Common Stock were purchased under the Stock Purchase Plan in 2007. Currently 750 thousand shares of our Class B Common Stock are registered with the SEC for issuance pursuant to the Stock Purchase Plan, approximately 719 thousand of which have not yet been issued.

Summary Description of Equity Compensation Plans

Advanta Corp. 2000 Omnibus Stock Incentive Plan

The Omnibus Plan was adopted by our Board of Directors in April 2000 and approved by our stockholders on June 7, 2000. The Omnibus Plan provides for the issuance of a maximum of 30,000,000 shares of Class B Common Stock (including 14,790,286 shares that were available for issuance under our prior stock incentive plans that were in effect at the time the Omnibus Plan was approved by our stockholders and which plans were amended and restated by the Omnibus Plan). The Omnibus Plan provides for the issuance of options to acquire Class B Common Stock, awards of Class B Common Stock and/or awards of stock appreciation rights (referred to collectively as Awards). Shares of Class B Common Stock awarded pursuant to the Omnibus Plan must be authorized and unissued shares or shares acquired for our treasury. Generally, if an Award granted under the Omnibus Plan expires, terminates or lapses for any reason without the issuance of shares of Class B Common Stock thereunder, such shares shall be available for reissuance under the Omnibus Plan. Our employees and directors, and our consultants and advisors, who render bona fide services to us unrelated to the offer of securities, are eligible to receive Awards under the Omnibus Plan. The terms of any Award made pursuant to the Omnibus Plan are described and established in a grant document provided to the Award recipient. No Awards may be granted under the Omnibus Plan after April 5, 2010. Awards granted and outstanding as of the date the Omnibus Plan terminates will not be affected by the termination of the plan. In the event of a change of control of the Company (as defined by the Omnibus Plan), stock options and stock appreciation rights granted pursuant to the Omnibus Plan will become immediately exercisable in full. Other Awards granted pursuant to the Omnibus Plan may also vest in connection with a change of control of the Company, depending upon the applicable circumstances. Shares subject to Awards granted pursuant to the Omnibus Plan are subject to adjustment for changes in capitalization for stock splits, stock dividends and similar events.

Advanta Corp. Employee Stock Purchase Plan

In September 1989, our Board of Directors adopted the Stock Purchase Plan. The Stock Purchase Plan is a broad-based plan that has not been approved by stockholders and is not intended to qualify as an employee stock purchase plan pursuant to Section 423 of the Internal Revenue Code, as amended (Code). All of our and our subsidiaries’ full-time and part-time employees and non-employee directors with at least six months of service are eligible to participate in the plan. Eligible employees may acquire shares of Class B Common Stock (and under certain limited circumstances Class A Common Stock) under the plan through payroll deductions. Non-employee directors may contribute a portion of their directors’ fees to the plan to purchase shares of Class B Common Stock. No individual participant may purchase more than $25,000 of stock under the plan in any one year. Shares are purchased monthly under the plan. Participants in the Stock Purchase Plan in effect purchase shares at a 15% discount from the market price because we contribute to the plan an amount equal to 15% of the market price of the shares actually purchased for the month, and we also pay all fees and commissions relating to the administration of the Stock Purchase Plan and the purchases of shares under the plan.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

We are one of the nation’s largest credit card issuers (through Advanta Bank Corp.) in the small business market. Our exclusive focus on this market, as well as our size, experience, commitment to developing meaningful product offerings and strong service orientation, differentiates us from other issuers. For fifty-five years, Advanta has been a company driven by an entrepreneurial spirit, innovation and change. Our core values include innovation, adaptability, integrity, personal excellence, mutual trust and respect, collaboration and open communication and flexibility. These are the same values we look for in our employees. We have designed our compensation programs to enable us to attract and retain our key talent and to motivate and reward performance that is consistent with and supports our core values and our business strategy and objectives.

We operate in a very competitive market for executive talent. Accordingly, we have developed compensation programs that help us attract and retain the best available talent by developing programs that reward both individual and company performance in appropriate circumstances. Our executive compensation program combines elements that allow us to recognize and reward individual contributions and achievements and to align the executive’s interests with our strategy and stockholder interests.

This Compensation Discussion and Analysis provides a summary and discussion of our executive compensation program, philosophy and objectives. The discussion analyzes the components of our executive compensation program and the executive compensation decisions that were made for the 2007 performance year. The general economic environment in the United States deteriorated significantly in the later part of 2007. Instability and deterioration in the economic environment during the fourth quarter of 2007 negatively impacted the credit quality of our receivables and our financial results at year end. These results and trends late in the year contrasted with the strong results we posted for 2006 and through the first half of 2007. This shifting economic environment and its impact on the financial services industry are the backdrop for the compensation decisions that are discussed below. We believe the changes in the macroeconomic environment that occurred in late 2007 are important to an understanding of the executive compensation developments and decisions that are discussed in this proxy statement. The bonus decisions that were made during the first half of 2007 relate to our performance in 2006 and reflect the Company’s solid performance in a stable economic environment. In contrast, the bonus and other executive compensation developments and decisions made more recently reflect the current market and economic challenges that we are facing along with the entire financial services industry.

Throughout this proxy statement, we refer to the individuals who are listed in the Summary Compensation Table as the “Named Executive Officers.” Mr. Alter, Chairman of our Board of Directors and Chief Executive Officer, and Mr. Rosoff, Vice Chairman and President, are the current members of the Office of the Chairman and we refer to them as such from time to time in this proxy statement. In addition, we refer to the Compensation Committee of the Board of Directors as the “Committee.”

Executive Compensation Philosophy and Objectives

Our executive compensation programs are designed to achieve the following goals:

•	be competitive with respect to the market, so that we can attract, retain and motivate highly skilled, talented and dedicated management employees;

•	tie compensation to individual and Company performance;

•	include long-term incentives that align the executives’ interests with the long-term interests of our stockholders; and

•	support our core workplace values of mutual trust and respect, innovation, adaptability, integrity, collaboration and open communication, flexibility, and pursuit of personal excellence.

In furtherance of these goals, we design our executive compensation programs to be competitive with the pay practices of other companies in the markets in which we compete for executive talent. Management and the Committee believe that, while external data provides a useful guide for comparative purposes, a successful executive compensation program requires discretion and the ability to make subjective determinations about individual performance and other factors that may impact the Company’s performance. Because we are unique in the marketplace as a monoline small business credit card issuer, there is no natural peer group of directly comparable companies. While we do look at selected groups of companies, including our competitors, market comparisons to any single peer group are of limited applicability. Accordingly, we use external data from a variety of sources to evaluate whether our compensation programs are competitive in the marketplace, but we do not exclusively use benchmarking against any single group of companies to establish compensation levels. We use market data and comparisons as a starting point, but when we set actual compensation levels we also take into account other factors, including:

•	the experience, talent and skill level of the executive;

•	the performance, impact and contributions of the executive;

•	the level of responsibility of the executive;

•	the importance of attracting and retaining the executive and the competitiveness of the market for the individual executive’s talent and services;

•	the compensation of the executive compared to other executives or employees in the Company; and

•	the regulatory, economic and competitive environments in which we operate.

The Role of the Committee, Executive Officers and Outside Advisors

The Committee

The purpose of the Committee is to assist our Board of Directors in fulfilling its oversight responsibilities related to setting, monitoring and implementing our compensation strategy and programs. Each member of the Committee is an independent director under applicable NASDAQ rules, a “non-employee director” under applicable SEC rules and an “outside director” under applicable IRS rules. The Committee holds meetings from time to time, as needed, throughout the year and may also consider and take action by written consent in lieu of a meeting.

The Committee has the authority to review and approve, and in some cases recommend for the approval of the full Board of Directors, the compensation for our executive officers, including the Named Executive Officers. With respect to our executive officers, other than the members of the Office of the Chairman, the Committee is responsible for approving the amounts for base salary, annual bonuses and grants of equity awards. The Committee has different responsibilities for the members of the Office of the Chairman than for the other executive officers. With respect to the members of the Office of the Chairman, the Committee has sole responsibility for approving all equity-based compensation and all bonus awards, including performance-based compensation awarded under the Office of the Chairman Cash Bonus Plan. However, because the Committee believes that the Board of Directors plays an important role in setting the appropriate levels of compensation for the members of the Office of the Chairman as our most senior executives, the Committee keeps the full Board of Directors involved in decisions with respect to other elements of their compensation where, and to the extent, it deems appropriate. In this regard, the Committee typically recommends the cash-based elements of compensation (other than cash bonus awards) to the full Board of Directors for approval and, with respect to awards of equity-based compensation, the Committee typically presents the awards to the full Board of Directors for their acknowledgment.

Role of Executive Officers and Management

Management, including Named Executive Officers, supports the Committee by:

•	providing data, analysis and recommendations for the Committee’s consideration regarding our compensation programs;

•	collaborating with the Committee to design compensation programs that are structured to further our objectives and that are appropriate for the organization;

•	providing information that the Committee uses to establish the financial and non-financial factors that are used to evaluate individual and Company performance for the purpose of awarding annual bonuses under our executive and management incentive programs; and

•	assisting the Chairman of the Committee in establishing the agendas and preparing materials for the Committee meetings.

In addition, the Office of the Chairman makes recommendations to the Committee for salary increases, bonuses and awards of equity-based compensation for the other executive officers. These recommendations are based on an evaluation of each executive officer’s responsibilities and performance.

Committee Advisors

The Committee has the authority to engage the services of outside advisors, experts and others to assist it in carrying out its responsibilities with respect to our compensation and benefit programs. Any advisors that are engaged by the Committee report directly to the Committee on the engagements.

During the first quarter of 2007, the Committee retained Mercer Human Resource Consulting, Inc. (Mercer) as a compensation consultant and advisor to perform a competitive assessment of the compensation for the members of the Office of the Chairman. The Committee’s decision to perform the assessment was based, in large part, on the fact that there had been no material modifications to the base salary and target bonus levels for Messrs. Alter and Rosoff for more than ten years. The Committee determined that it would be prudent to engage a compensation consultant to: perform the evaluation; compile marketplace and, to the extent possible, peer data and comparisons; and make recommendations on alternative compensation levels and arrangements for the members of the Office of the Chairman. Based on Mercer’s assessment and recommendations, the Committee recommended to our Board of Directors, and our Board of Directors adopted, the changes to the compensation arrangements for Messrs. Alter and Rosoff that are discussed below under “Executive Compensation Developments in 2007,” all of which we have previously disclosed.

Executive Compensation Developments in 2007

Changes in Annual Compensation Arrangements for Messrs. Alter and Rosoff

As discussed above, the Committee retained Mercer as its compensation consultant and advisor during the first quarter of 2007 to perform a competitive assessment of the compensation for Messrs. Alter and Rosoff. Based on the results of its assessment, Mercer recommended changes to the executive compensation arrangements for both Messrs. Alter and Rosoff.

Mercer’s analysis compared the level of compensation for Messrs. Alter and Rosoff to information derived from a variety of external sources. The analysis considered overall and target levels of compensation as well as the allocation between fixed base salary and bonus and the pay mix of equity-based and cash compensation. The assessment was based, in part, on comparisons to several different groups of companies. The analysis looked at three different peer groups as possible comparables. Although none of these groups of companies is a directly comparable peer group, each grouping of companies had one or more relevant measures of comparability to serve as a basis for comparing the compensation levels for our most senior executives. The three peer groups that were evaluated included: companies that are approximately our size but that are not in the same business; former monoline credit card companies, most of which had been acquired; and top credit card companies that we compete with, but are much larger than we are. In addition to these peer group comparisons, the consultant’s report and recommendations took into account:

•	the length of time since any material modifications had been made to the annual compensation levels for Messrs. Alter and Rosoff; and

•	that Messrs. Alter and Rosoff have been very active and instrumental in driving our strategy and results.

Mercer recommended alternative compensation arrangements. All of the alternatives targeted the same overall value, but they differed in their allocations of base salary and incentive compensation as well as in their mix of equity-based and cash compensation. Of the alternatives presented, the Committee recommended and the Board of Directors approved the compensation arrangements that had a larger increase in base salary to bring their base salary levels more in line with current market levels and were more heavily weighted toward cash compensation. The decision to emphasize the cash portion of their compensation was based in large part on the significant equity-based component of compensation already in place for Messrs. Alter and Rosoff as well as Mr. Alter’s large equity position in the Company.

In April 2007, after considering Mercer’s analysis and recommendations, the Committee and the Board of Directors approved the changes to base salary and target bonus and stock option award levels effective January 1, 2007 described below.

•	For Mr. Alter: an annual base salary of $1,000,000; a target bonus percentage of 250% of base salary; and an increase in the target number for the annual grant of stock options to a target level of 184,500 options.

•	For Mr. Rosoff: an annual base salary of $750,000; a target bonus percentage of 150% of base salary; and an increase in the target number for the annual grant of stock options to a target level of 184,500 options.

For each of Messrs. Alter and Rosoff, the equity portion of their new target bonus amount is payable in shares of Class B Common Stock under the existing terms of the Advanta Management Incentive Program VI (AMIP VI) and the cash portion is payable pursuant to the Office of the Chairman Cash Bonus Plan, each as discussed below.

Adoption of the Office of the Chairman Cash Bonus Plan

In addition to the changes described above, in April 2007 the Committee recommended and our Board of Directors adopted the Advanta Corp. Office of the Chairman Cash Bonus Plan (the Cash Bonus Plan).The Cash Bonus Plan was approved by our stockholders at our Annual Meeting of Stockholders on June 4, 2007. The Cash Bonus Plan is only available to members of the Office of the Chairman and it implements the increased cash bonus component of the new compensation arrangements for Messrs. Alter and Rosoff. The Cash Bonus Plan links the cash portion of the bonus compensation that may be paid to Messrs. Alter and Rosoff to the achievement of objective performance goals that are adopted in advance by the Committee. The purpose of the Cash Bonus Plan is to provide performance-based cash compensation for members of the Office of the Chairman based on the attainment of one or more predetermined performance goals or targets that are related to financial or other performance indicators that are set forth in the Cash Bonus Plan.

Under the Cash Bonus Plan, the performance goals and target bonus for a specific performance period are established from time to time by the Committee. The design and administration of the Cash Bonus Plan are intended to cause amounts paid under it to be treated as “performance-based compensation” for purposes of Section 162(m) of the Code and therefore to be deductible by us for federal income tax purposes. Bonuses awarded under the Cash Bonus Plan can range from 0% to 200%

of target bonus for any performance period, however the maximum amount paid under the Cash Bonus Plan to any one participant for any calendar year may not exceed $4,600,000. A performance period cannot be longer than one year, but can be a period that is less than one year. The Cash Bonus Plan does not preclude the members of the Office of the Chairman from receiving bonus compensation that may be paid by the Board of Directors or the Committee on a discretionary basis. Similarly, it does not preclude them from participating in any other bonus programs offered by us.

Because the Cash Bonus Plan is a part of the implementation of the overall compensation changes for the Office of the Chairman, the decision to adopt the plan was based largely on the same factors as are described above under “Changes in Annual Compensation Arrangements for Messrs. Alter and Rosoff.” The Committee and our Board of Directors also considered that the objective, performance-based requirements of the Cash Bonus Plan would provide an appropriate balance to AMIP VI which is administered with broad discretion. In addition, the favorable tax treatment for the performance-based bonuses that would be paid under the Cash Bonus Plan was an important factor in adopting the plan.

Supplemental Executive Insurance Program

In April 2007, the Committee recommended and our Board of Directors approved the Supplemental Executive Insurance Program (the SEIP). As described further below, the purpose of the SEIP is to provide Messrs. Alter and Rosoff, as participants in our legacy split-dollar life insurance program, with the full value of the benefits that were intended to be provided to them even though, as discussed below, we can no longer implement the split-dollar life insurance program as originally contemplated because of changes in law. Of the Named Executive Officers, only Messrs. Alter and Rosoff participate in the legacy split-dollar life insurance program and the SEIP.

In 1993, we commenced a split-dollar life insurance program for certain of our most senior executives that was designed to provide participants with paid up life insurance policies that would continue over their lives, including post-retirement. The covered executive officer has the right to designate the beneficiary under the policies. Upon the death of an insured or termination of the policy, we are entitled to receive the amount of our cash investment in the policies out of the proceeds of the policy. There are split-dollar life insurance policies in place for Messrs. Alter and Rosoff which were intended to pay net death benefits aggregating approximately $65 million in the case of Mr. Alter and $5 million in the case of Mr. Rosoff. Due to changes in law, the split-dollar life insurance program can no longer operate as originally intended and in response to these changes in law, we ceased making premium payments under the split-dollar life insurance policies effective July 30, 2002.

We retained an independent insurance consultant and expert to help design the SEIP so that, when coupled with our existing split-dollar life insurance program, it will provide Messrs. Alter and Rosoff with the same benefits that were originally intended when we established the split-dollar insurance program in 1993. The SEIP provides that, in lieu of insurance premium payments that we expected to pay under the split-dollar life insurance program, we will provide Messrs. Alter and Rosoff with payments to cover their tax costs and unanticipated additional insurance premiums that the executives may need to fund directly in the future. Benefits under the SEIP continue after the executive’s retirement. The additional payments to Messrs. Alter and Rosoff pursuant to the SEIP are taxable to them and the SEIP includes a tax gross-up for these payments for both participants. The SEIP is treated for tax purposes as a form of nonqualified deferred compensation. For both Messrs. Alter and Rosoff, the full rights to the SEIP are scheduled to vest over time and will be fully vested when each participant reaches age 70. Vesting would also accelerate upon a change of control, and in this circumstance, Messrs. Alter and Rosoff would also be entitled to be reimbursed for certain excise taxes payable with respect to “excess parachute payments” due as a result of the accelerated vesting and the taxes charged on such payments. For more information about the SEIP, see “Pension Benefits 2007” in this proxy statement.

Amendments to Severance and Change of Control Plans

In April 2007, our Board of Directors also took action to approve amendments to the Advanta Employees’ Severance Pay Plan (the Base Severance Plan) and the Advanta Senior Management Change of Control Plan (the Senior Management Change of Control Plan). All of the Named Executive Officers are eligible to participate in these plans. The Base Severance Plan and the Senior Management Change of Control Plan were amended to, among other things, make changes that were necessary to ensure that the plans and payments under the plans either meet the requirements of or are exempt from the application of Section 409A of the Code. In addition, the amendments to the Senior Management Change of Control Plan added provisions for: a level of outplacement benefits and Consolidated Omnibus Budget Reconciliation Act (COBRA) subsidy for participants; and additional payments to Messrs. Alter and Rosoff that are equal to any excise tax payments they would be required to make in connection with “excess parachute payments,” if any, resulting from a change of control and the taxes charged on those payments. For executive officers other than Messrs. Alter and Rosoff, the Senior Management Change of Control Plan provides that amounts that would otherwise be considered to be “excess parachute payments” will be reduced to a level that is below the level at which such payments would be treated for federal tax purposes as “excess parachute payments.” For further information on benefits payable under these plans upon termination of employment, see “Potential Payments Upon Termination or Change in Control” in this proxy statement.

Components of Executive Compensation for 2007

For the fiscal year ended December 31, 2007, the components of the executive compensation program were: base salary; annual bonus; long-term equity-based incentives; and other executive benefits, including health care, life insurance and perquisites and other personal benefits. The Committee periodically considers whether the mix of equity-based compensation and cash-based compensation for our highest levels of executives is consistent with our compensation objectives and designed to achieve our business goals. Other than for Messrs. Alter and Rosoff, there are no predetermined targets for the level of equity-based versus cash-based compensation and the allocations vary depending on the factors described above, the executive officer’s level and other factors. For Messrs. Alter and Rosoff, the targets are discussed above under “Executive Compensation Developments in 2007.”

Base Salary

We pay base salaries to compensate our employees for the day-to-day performance of their job responsibilities. We set base salaries for executive officers by reference to several factors which may include, among others:

•	comparison to the salaries paid to employees with similar positions or responsibilities within the Company and in the market;

•	the executive’s qualifications, experience and scope of responsibilities;

•	evaluation of the executive’s performance, future potential and the importance of retaining the executive;

•	the executive’s contributions toward and ability to influence the achievement of our business objectives and overall performance; and

•	the executive’s total compensation.

Each year, based on recommendations from management, the Committee approves salary increase guidelines for the upcoming fiscal year. Management and the Committee consider relevant factors in the market and our intent to maintain competitive salaries when establishing salary guidelines. For 2007, management and the Committee reviewed published survey data, market trends and projections for salary increases. Based on our desire to continue to be able to attract and retain qualified employees, management recommended and the Committee approved a salary increase budget of 3.5% for 2007.

Generally, each executive officer’s performance is reviewed annually by the manager to whom the executive reports and, for executive officers other than members of the Office of the Chairman, Messrs. Alter and Rosoff share the results of the reviews with the Committee. The Committee and the Board of Directors are responsible for assessing the performance of the members of the Office of the Chairman. For executive officers other than the members of the Office of the Chairman, the Committee reviews and approves the base salary annually and at other times, as appropriate, in connection with a significant promotion or change in responsibility. In 2007, based on recommendations from the Office of the Chairman and to be consistent with the approved salary increase budget, the Committee awarded salary increases of between 3% and 3.5% to each of the Named Executive Officers other than Messrs. Alter and Rosoff. Salary increases for the members of the Office of the Chairman are discussed above under “Executive Compensation Developments in 2007.”

Annual Bonus Programs

We maintain annual bonus programs that are intended to provide incentive compensation at market competitive levels in order to attract and retain our key executives. The objectives of our annual bonus programs are to: promote high performance and motivate our executives to focus on our business strategy, goals and objectives; and reward executives for achieving financial and non-financial business objectives and for individual performance and accomplishments.

Our current annual bonus program for executive officers, including the Named Executive Officers, is AMIP VI. All of the Named Executive Officers participate in AMIP VI. In addition, Messrs. Alter and Rosoff participate in the Cash Bonus Plan that is available only to members of the Office of the Chairman. These programs are discussed below. Annual bonuses under both of these programs represent variable compensation and are not guaranteed.

AMIP VI.  Our current annual bonus program for our executive officers, senior management and other management participants is AMIP VI. AMIP VI was adopted by the Committee and the Board of Directors in 2006, and is a continuation of the Company’s equity-based management incentive program that has been in place since 1990. AMIP VI and the predecessor equity-based incentive programs are referred to collectively throughout this proxy statement as, AMIP or the AMIP programs. AMIP VI, like the predecessor AMIP programs, offers participants the opportunity to receive some or all of their future annual bonuses in the form of Class B Common Stock rather than cash. The program permits participants to elect in advance whether they wish to receive annual bonuses in cash, in stock or in some combination of cash and stock. AMIP VI is governed by and administered pursuant to the terms of the Omnibus Plan that was approved by our stockholders.

Upon initial enrollment in AMIP VI, each participant may elect a portion, ranging from 0% up to 100%, referred to as the Stock Election Percentage, of his or her future target bonuses for applicable performance years to be payable in shares of Class B Common Stock. Participants may select the same or a different Stock Election Percentage for each applicable performance year covered by AMIP VI. A participant must make his or her elections at the time of enrollment and, once made, these elections are irrevocable. If a participant does not make an election for any year, the participant will receive his or her bonus in cash. At the time of enrollment in AMIP VI, each participant who elects to receive all or a portion of his or her target bonus in stock receives a grant of restricted shares of Class B Common Stock. The restricted stock granted provides the participant with enough restricted shares of Class B Common Stock to satisfy the participant’s target bonus awards, as determined based on the participant’s base salary and target bonus percentage at the time of enrollment, for the applicable performance years of the program in accordance with his or her Stock Election Percentage for each year. For example, a participant enrolling in AMIP VI during the initial enrollment period in 2006 would make an election for all four performance years (2006, 2007, 2008 and 2009) that were covered by AMIP VI at that time. A participant who elected to receive any portion of his or her target bonus in restricted stock during one or more of the four years would receive an initial grant of restricted shares of Class B Common Stock for each year of AMIP VI equal to: the participant’s target bonus percentage in effect at the time of election, multiplied by the participant’s base salary in effect at January 1, 2006, multiplied by the participant’s Stock Election Percentage for that year of AMIP VI, divided by the closing price of the Class B Common Stock on the grant date. In this case, the total shares granted is the aggregate of the shares calculated for the four years.

To illustrate, set forth below is an example of a participant who elected, during initial enrollment in AMIP VI in 2006, to receive 100% of the target bonus in stock for the four performance years (2006, 2007, 2008 and 2009) that were covered by AMIP VI at the time.

Annual bonus awards for any performance year could range from 0% to 200% of the executive officer’s target bonus under AMIP VI, as determined at the time of enrollment and referred to as the AMIP Target Bonus. Under the terms of the AMIP programs, we pay annual bonus awards to participants who have made a stock election, including the Named Executive Officers, by accelerating the vesting of up to 100% of the restricted shares that relate to the AMIP Target Bonus for that performance year. The actual number of shares for which vesting is accelerated depends on whether the actual bonus awarded is at target level, or above or below target level.

•	If an annual bonus award is paid at or below target bonus level, then we pay the bonus by accelerating the vesting of the applicable portion, up to 100% for awards at target level, of restricted shares related to the bonus for that year.

•	If an annual bonus award exceeds the target bonus level, then: (a) we pay the bonus up to the target amount by accelerating the vesting of all of the restricted shares related to the bonus for that year and/or with cash, depending upon the participant’s Stock Election Percentage; and (b) we generally pay the portion of the annual bonus award that is above the target amount in cash, although in some cases, the portion of an annual bonus that is above the target level may be paid by accelerating the vesting of restricted shares related to a prior year’s bonus that was not previously vested.

Amounts paid in cash for above-target level bonuses, if any, are reported in the “Bonus” column of the “Summary Compensation Table” in this proxy statement. Although bonuses are awarded and paid after the end of the applicable performance year, cash bonus amounts paid with respect to above-target level bonuses for a Named Executive Officer, if any, are reported for the performance year for which they are earned rather than the fiscal year during which they are paid.

At the time of enrollment in AMIP VI in 2006, each Named Executive Officer was given an AMIP Target Bonus representing a percentage of the executive’s base salary in effect at January 1, 2006. At the time of enrollment in AMIP VI in 2006, each of the Named Executive Officers elected to receive his AMIP Target Bonus for the four performance years covered by AMIP VI at that time (2006, 2007, 2008 and 2009) in shares of Class B Common Stock. Because each of the Named Executive Officers made a 100% stock election under AMIP VI at the time of enrollment, on July 11, 2006 each Named Executive

Officer was granted a number of restricted shares of Class B Common Stock that was computed based on the executive’s AMIP Target Bonus amounts for all four performance years that were covered by AMIP VI at the time and the closing price of our Class B Common Stock on the grant date. The shares of Class B Common Stock that were granted were reported in last year’s proxy statement under “Grants of Plan-Based Awards in Fiscal Year 2006.” The Named Executive Officers receive non-preferential dividends on the restricted shares. The dividends received by each Named Executive Officer on restricted shares granted pursuant to the AMIP programs are reflected in the “All Other Compensation” column of the “Summary Compensation Table” in this proxy statement. The restricted shares granted under AMIP VI are scheduled to vest 10 years from the date of grant, but may be eligible for accelerated vesting as payment of a bonus earned for a given performance year, as described above. For information about shares for which vesting was accelerated during 2007 in payment of bonuses awarded for performance year 2006, see “Option Exercises and Stock Vested During Fiscal year Ended December 31, 2007” in this proxy statement. Information about shares for which vesting was accelerated during 2008 in payment of bonuses awarded for performance year 2007 is discussed under “Awards for Performance Year 2007” below.

As part of the annual process for awarding bonuses under AMIP VI, the Committee typically identifies a variety of financial and non-financial business objectives and individual and Company performance goals for each performance year that it will use as a starting point to make bonus decisions for that performance year. In addition to these factors that are identified by the Committee in advance, the Committee has broad discretion in determining bonus awards under AMIP VI. The Committee may take into consideration, among other things:

•	the need to compensate executives at a competitive level in order to attract and retain senior management of high caliber and talent; and

•	whether any events or circumstances that were beyond our control, unforeseen or unusual impacted the performance of the business or the individual.

The Committee does not apply, or adhere to, any specific formula or pre-established weighting for the various financial and non-financial factors that it may consider in determining bonuses for the executive officers, including the Named Executive Officers. This allows the Committee to take into account and weight a variety of factors differently depending on the individual executive’s performance as well as the environment in which we are operating. For example, in any given year, economic, regulatory, competitive or other environmental challenges may affect the Company’s ability to achieve its objectives and the Committee may take this into account in deciding the level of bonuses to award. AMIP VI is not intended to comply with the performance-based compensation requirements of Section 162(m) of the Code and the Committee is able to exercise broad discretion in making bonus award decisions under AMIP VI. For a discussion of the factors that the Committee considered in determining bonus awards for performance year 2007, see “Awards for Performance Year 2007.”

Following completion of a performance year, the Committee assesses the performance of the Company and the executive officers to determine bonus awards for that year. Management recommends to the Committee for its consideration the amount of the bonus pool for bonus awards to AMIP VI participants, including the Named Executive Officers. Additionally, the Office of the Chairman submits to the Committee recommendations for the specific amounts of bonus awards for each of our executive officers other than themselves. Our Board of Directors and the Committee assess the performance of the members of the Office of the Chairman in determining their bonus awards.

The performance assessment process occurs after our financial results for the performance year are known and have been publicly disclosed. The Committee typically determines the bonus awards during the month of April immediately following the performance year for which the bonus is being awarded. However, because bonuses for our Named Executive Officers and many of our other AMIP participants are paid in stock, it has typically been our practice to pay bonuses later in April or early in May after we have publicly disclosed our first quarter financial results. See “Awards for Performance

Year 2007” below for a discussion of the bonus amounts awarded to the Named Executive Officers under AMIP VI for 2007.

Cash Bonus Plan.  As discussed above under “Executive Compensation Developments in 2007,” the Cash Bonus Plan is designed to provide performance-based cash compensation for members of the Office of the Chairman based on the attainment of one or more predetermined performance goals or targets that are related to financial or other performance indicators that are set forth in the plan. Messrs. Alter and Rosoff, as the only current members of the Office of the Chairman, are the only Named Executive Officers who participate in the Cash Bonus Plan. Unlike AMIP VI, bonuses awarded under the Cash Bonus Plan are intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The bonus potential under the Cash Bonus Plan is 0% to 200% of target for any performance period. A performance period can be less than one year but no more than one year.

The performance goals for a specific performance period are established from time to time by the Committee and the methodology for determining achievement of those goals is set forth in a bonus schedule. After the end of a performance period, the Committee is responsible for determining whether the performance goals that were established have been satisfied and for calculating the amount of the bonus that is payable pursuant to the applicable bonus schedule. Once the bonus amount has been determined, the Committee has the discretion to award a bonus that is less than the amount calculated under the bonus schedule but the Committee cannot award a higher amount than what is calculated. See “Awards for Performance Year 2007” for a discussion of the specific performance measures for 2007 and the bonus amounts awarded to Messrs. Alter and Rosoff under the Cash Bonus Plan for 2007.

Long-Term Incentives

We use the long-term incentive component of the executive compensation program to reinforce the link between executive compensation and stockholder interests. Currently, our long-term incentives include stock options and our short-term incentive plan, AMIP VI, which has a long-term incentive component for those who elect to receive their bonus awards in restricted stock. We structure these elements of the compensation program to create incentives for executive officers to focus on our long-term performance and enhancement of stockholder value, in part by encouraging an ownership mentality through increased equity ownership. Management and the Committee believe that the stock ownership opportunity provided by equity-based compensation emphasizes and reinforces the mutual interests of the executive officers and our stockholders. We use both stock options and restricted stock because both are designed to create value when our stock price appreciates and therefore align the interests of our Named Executive Officers with the interests of our stockholders. Restricted stock awards create an immediate ownership mentality because the holder of the restricted shares, unlike an option holder, receives immediate value in the form of dividends on the restricted shares. Because our stock options and restricted stock both vest over time, they both serve as important tools for retaining and motivating our executive officers and fostering a culture that balances our long-term objectives and short-term goals.

AMIP VI.  As our annual bonus program, AMIP VI rewards short-term performance. In addition, for those participants who elect to receive some or their entire bonus award in restricted stock, AMIP VI also serves as a long-term incentive and a retention tool because the ultimate value of the bonus is linked to changes in the value of our stock. The value of an AMIP Target Bonus increases if the value of the shares at the time of vesting is greater than the value of those shares at the time they were initially granted as restricted stock. For example, a target bonus paid to a participant with a 100% Stock Election Percentage is paid by accelerating the vesting of restricted stock and if the value of the restricted stock has increased 10% between the grant date and the vesting date, then the target bonus actually paid will have a value that is 10% higher than the value that the bonus would have had if it were paid in cash. Conversely, in a declining stock price environment, the economic value of a bonus that is paid in the form of restricted shares will be negatively impacted. The enhanced bonus value created by a rising stock price environment can be highly motivating and serve as a very effective retention tool.

Stock Options.  Our stock option program is administered under the Omnibus Plan and provides enhanced compensation to executives through increases in the market value of our Class B Common Stock. Under the Omnibus Plan, the Committee acts as the plan administration committee in connection with awards of stock options to our executive officers. In that role, the Committee makes all final determinations about grants of stock options to the Named Executive Officers. The Company’s non-qualified stock options typically have the following terms:

•	an exercise price per share equal to 100% of the closing price per share of the Class B Common Stock on the grant date;

•	vesting in equal portions on each of the first four anniversaries of the grant date;

•	expiration on the tenth anniversary of the grant date; and

•	forfeiture of unvested portions of the option upon termination of employment, subject to certain exceptions for death, disability and retirement.

These features create a long-term incentive and a retention tool. The stock option program reinforces long-term stockholder value creation because it only delivers value when the value of our stock increases. It serves as a retention tool because the stock option vests over time and can only be exercised by the employee if the employee remains employed by us until it is vested. Until the option holder properly exercises an option and receives the underlying shares, the option holder has no right to receive dividends on the shares underlying the option and has no other rights as a stockholder related to those shares.

We generally make grants of non-qualified stock options to executive officers annually, but from time to time, also may grant non-qualified stock options to executive officers in connection with other events, such as hiring or a promotion. For annual stock option awards, the number of options awarded is typically within a target range for options that varies based on the executive’s level of responsibilities within the organization. The actual number of stock options awarded in relation to the range is based on a variety of factors, including the Committee’s assessment of the executive officer’s current and anticipated contributions to our achievement of our long-term objectives and strategy, the individual executive’s performance and the importance of retaining and motivating the executive. The Committee approves the annual awards and specifies the grant date and provides that the exercise price will be equal to the closing price for the Class B Common Stock on the grant date.

Typically, the grant date for annual stock option awards will be specified as the date that AMIP bonuses are paid. Our general practice of granting annual stock options at the same time as we pay annual bonuses allows us to acknowledge and reward the executive’s past contributions and performance and at the same time motivate future performance. The grant date for stock options awarded to newly hired or promoted executive officers is the later of the start date/promotion date or the date on which the Committee approves the award. The exercise price is the closing price for the Class B Common Stock on the grant date.

Perquisites and Other Benefits

Executive officers are eligible to participate in benefit plans and programs that are generally available to our employees, including: our 401(k) savings plan; health and welfare programs consisting of medical, wellness, dental, vision, life insurance, short-term disability and long-term disability; the Stock Purchase Plan; and, with the exception of Mr. Alter, who does not participate, the ESOP.

Our executive officers are eligible for some additional executive benefits and perquisites in addition to those that are generally available to the senior management team. These additional perquisites may include: reimbursement of up to $450 for tax preparation services and up to $1,500 for financial planning services; car allowance and personal use of Company vehicles; reimbursement for club dues;

first class travel; spousal and incidental non-business travel; non-business use of the Company’s fractional interests in aircraft; personal use of Company personnel; and split-dollar life insurance. Taxes are assessed and withheld as appropriate for any such perquisites based on the executive’s actual usage of any perquisites in a particular year. The amounts associated with these benefits and perquisites during 2007 comprise a relatively modest component of total executive compensation and are reflected in the “All Other Compensation” column of the “Summary Compensation Table” in this proxy statement.

Retirement and Deferred Compensation Benefits

Mr. Alter is entitled to certain benefits pursuant to the Advanta Corp. Supplemental Executive Retirement Plan (SERP) that was adopted in 2005. At the time of adoption, the Committee and our Board of Directors engaged Mercer as a consultant to review the range in the industry generally of retirement, change of control, severance and other contractual arrangements for senior executives and other long term employees, and to evaluate and recommend what is appropriate for us. The SERP, as approved, was recommended by Mercer based on an analysis of market practice for SERP benefits at other monoline credit card companies in business at that time as well as companies where the chief executive officers are founders and/or significant shareholders. Based on these comparisons as well as a review of industry practices for Fortune 1000 companies, Mercer determined that the annual benefit of $625,000 was reasonable compared to market practice. Mercer also considered the fact that Mr. Alter is a founder and significant shareholder as well as that we were not providing other significant retirement benefits to Mr. Alter. Based on Mercer’s analysis and recommendations, the Committee recommended and the Board of Directors approved the SERP in order to provide Mr. Alter with certain retirement benefits in recognition of his more than 45 years of service to the Company. The amount payable was determined based on a percentage of Mr. Alter’s 2001 base salary and target bonus under AMIP at that time. For more information about the SERP, see “Pension Benefits 2007” in this proxy statement.

In addition, the SEIP was adopted in April 2007 so that, when coupled with the Company’s existing split-dollar life insurance program, it will provide Messrs. Alter and Rosoff with the same benefits that were originally intended when the Company established the split-dollar life insurance program in 1993. Benefits under the SEIP continue after the executive’s retirement. For more information about the SEIP, see “Executive Compensation Developments in 2007” above and “Pension Benefits 2007” in this proxy statement.

Employment Arrangements and Post-Termination Payments

Employment-Related Agreements.  While we do not typically enter into employment agreements with our executive officers, we will, from time to time, enter into agreements with our executives to establish minimum terms and conditions of employment or compensation. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” in this proxy statement for a discussion of employment and other agreements between us and certain of the Named Executive Officers.

Employee Separation Agreements.  In connection with an executive’s departure as an employee, we may enter into employee separation agreements with executive officers. During 2007, Mr. Carroll ceased to be our employee and in connection with his departure we entered into a separation agreement with Mr. Carroll. For more information, see “Employment Agreements with Executive Officers and Other Transactions and Arrangements” in this proxy statement.

Severance and Change of Control Plans.  We provide severance and change of control benefits to employees, including the Named Executive Officers. The Named Executive Officers are covered by the Advanta Employees Severance Pay Plan and the Senior Management Change of Control Plan. Messrs. Alter and Rosoff are also eligible for benefits under the Office of the Chairman Supplemental Compensation Program. For a discussion of potential payments under these as they were in effect on December 31, 2007, see “Potential Payments Upon Termination or Change in Control” in this proxy statement. We provide severance benefits to preserve executive productivity and encourage retention in the event of a perceived risk of termination of employment due to, among other things, reduction in force, reorganization or similar business decisions. We provide change of control plan benefits to motivate executives and encourage productivity and retention in the event of a potential or actual change of control of the Company. During 2007, the severance and change of control plans were amended as described under “Executive Compensation Developments in 2007” above.

Tax Deductibility of Compensation

Section 162(m) of the Code limits the types of annual compensation in excess of $1,000,000 that may be deducted for federal income tax purposes for payments to a company’s Chief Executive Officer and the other three highest paid executive officers (other than the Chief Financial Officer). Certain performance-based compensation will not be subject to this deduction limit if various requirements under applicable IRS regulations are satisfied. In designing our compensation programs and arrangements, the Committee periodically reviews and considers the deductibility of executive compensation under Section 162(m) of the Code. The Cash Bonus Plan is designed to provide the Committee with the ability to qualify awards under the plan as “performance-based compensation” under Section 162(m) of the Code and applicable IRS regulations, which will allow awards to be deductible under the Code. The Committee believes, however, that payment of compensation that may exceed $1,000,000 and that may not be deductible under Section 162(m) of the Code is sometimes in our best interests. The Committee and our Board of Directors have approved such arrangements, such as the restricted stock feature and other discretionary aspects of the AMIP programs, and may from time to time determine to pay compensation, the deductibility of which may be limited by Section 162(m) of the Code.

Awards for Performance Year 2007

On April 17, 2008, the Committee awarded bonuses to the Named Executive Officers for performance year 2007, as discussed below. All references in this section of the “Compensation Discussion and Analysis” to Named Executive Officer exclude Mr. Carroll.

Bonus Awards for Named Executive Officers Other than Messrs. Alter and Rosoff

AMIP Bonus Awards.  As in the past, the bonuses paid for performance year 2007 were discretionary and were based on the Committee’s assessment of a range of financial and non-financial factors, discussed below, as well as the Committee’s subjective determination of the individual executive’s performance during 2007. For bonuses awarded for performance year 2007, the Committee determined in advance that the factors that would be considered for bonus awards under AMIP VI to executive officers would include the Committee’s judgment regarding individual and Company performance related to the following financial business objectives and performance goals: achievement of the Company’s 2007 strategic plan objectives; achievement of the Company’s publicly disclosed guidance for 2007; performance in earnings per share, net income, receivables and transaction volume and net credit losses. In addition, the Committee determined that bonus awards would be based on the Committee’s evaluation of performance measured by non-financial metrics such as maintaining superior credit and risk management, various other quantitative and qualitative factors intended to measure, among other things: the success of the organization within its regulatory and competitive environments; each executive officer’s contributions toward the Company’s achievements during 2007; each executive officer’s contributions toward establishing a strong foundation for the Company’s future success; and the impact of factors beyond the executive officer’s control, such as the broader competitive and economic environment.

For performance in 2007, the Committee awarded bonuses at 80% of the target levels to each of the Named Executive Officers, other than Messrs. Alter and Rosoff whose bonus awards are discussed below under “Bonus Awards for Messrs. Alter and Rosoff.” The Committee’s decision to award bonuses at 80% of target was based on a range of factors that varied depending on the executive, however, in all cases the Committee focused on our earnings performance compared to our strategic plan. The Committee’s decision was also based on the fact that we demonstrated solid financial performance and delivered strong earnings for the first three quarters of 2007 and the Committee noted that the disappointing performance in the fourth quarter was largely attributable to a deteriorating general economic environment. Given the current stock price, the actual economic value of the bonuses awarded is substantially less than 80% of the original AMIP Target Bonus value. Based on a consideration of all of these factors, and in an effort to balance the fact that we did not achieve all of our financial objectives for 2007 with the change in the economic environment, the Committee determined that it was appropriate to award bonuses, but at a below target level. We will pay the bonuses described above for performance year 2007 on May 5, 2008 by accelerating the vesting of previously granted restricted shares of Class B Common Stock.

The table below shows the number of shares of Class B Common Stock for which vesting will be accelerated for each of the Named Executive Officers, other than Messrs. Alter and Rosoff.

Number of Shares of Class B
Named Executive Officer	Common Stock(#)

Philip M. Browne	9,070
John F. Moore	3,752
David B. Weinstock	3,783

In accordance with SEC rules and requirements, the vesting of these shares is not reflected in the 2007 bonus column of the “Summary Compensation Table.” The shares for which vesting will be accelerated, as shown in the table above, will be reported in the “Option Exercises and Stock Vested during 2008” table in the Company’s proxy statement next year.

Bonus Awards for Messrs. Alter and Rosoff

Effective January 1, 2007, Messrs. Alter and Rosoff were eligible for bonuses based on their increased target bonus percentages approved by our Board of Directors and discussed above. Mr. Alter’s target bonus is 250% of his 2007 base salary and Mr. Rosoff’s target bonus is 150% of his 2007 base salary. The Committee determined to pay bonus awards to Messrs. Alter and Rosoff under the Cash Bonus Plan and AMIP VI at 50% of target, as discussed below.

Following the adoption of the Cash Bonus Plan, the Committee adopted a bonus schedule that established the performance period as the period beginning July 1, 2007 and ending December 31, 2007 (the Performance Period) and established the performance-based goals for the Cash Bonus Plan applied to the performance that are described below. The Committee determined that bonuses awarded to the participants under the Cash Bonus Plan for performance year 2007 would be based on performance measures for the Performance Period related to earnings per share from our Advanta Business Cards segment, transaction volume and the number of new customers acquired. Transaction volume and the addition of new customers are considered measures of the business criteria of productivity and long term earnings potential. Earnings and transaction volume performance targets are tied to our strategic plan and the new customer target is tied to our public guidance for 2007. We believe that the targets, although not guaranteed, are capable of being achieved; however, disclosure of the specific targets for each of the performance measures would cause us competitive harm.

The performance-based goals were established with different weighting factors attributable to each measure. The Committee assigned a number of points that could be earned for achieving each performance goal, and depending on the level that the goal is achieved more or less points could be earned. The points ascribed for achieving each performance goal at its target level are set forth in the table below.

Performance Measure	Target Points

Earnings per share from Advanta Business Cards segment	20
Transaction Volume	10
New Customers	10

The Committee compared the pre-established performance measure targets to the actual results for each of the three performance measures and determined the number of points earned for each measure. With respect to earnings per share from Advanta Business Cards, actual results for the second half of 2007 were below the target for the performance measure. For transaction volume, the actual results were in line with the target for that measure and for the number of new customers acquired, the actual results exceeded the target goal. Based on these results, the Committee calculated that the total number of points earned was 37. Under the Cash Bonus Plan, the bonus awarded is determined based on the number of points earned for the Performance Period, except that the Committee has the discretion to reduce the award. Using the formula specified under the bonus schedule to the Cash Bonus Plan, Messrs. Alter and Rosoff qualified for a bonus at 150% of target for performance year 2007 based on the performance criteria established for the 2007 performance year.

The Committee evaluated the performance of Messrs. Alter and Rosoff in light of our overall performance for the year. Specifically, the Committee considered our strong performance through the third quarter of 2007 and the difficult and unpredictable economic environment that developed in the latter part of 2007 that impacted our performance and our results for the year. The Committee also took into account that, prior to the Committee’s bonus determination, Messrs. Alter and Rosoff requested that their bonuses not exceed 50% of target for 2007. Given the same mix of factors discussed above with respect to the other Named Executive Officers, the Committee decided to exercise its discretion under the Cash Bonus Plan and reduced the bonuses awarded to Messrs. Alter and Rosoff from the 150% of target that was earned to 50% of target. Accordingly, cash bonus amounts of $1,026,875 and $339,375 were awarded to Messrs. Alter and Rosoff, respectively. These amounts are shown in the Non-Equity Incentive Plan column of the “Summary Compensation Table” in this proxy statement.

The Committee awarded the equity-based portion of bonuses to Messrs. Alter and Rosoff under AMIP VI at 50% of their AMIP Target Bonus for each of them based on the same factors as those discussed above and the Committee accelerated the vesting of 50% of the executive’s restricted shares applicable to the 2007 performance year under AMIP VI. The table below shows the number of shares of Class B Common Stock for which vesting will be accelerated for each of Messrs. Alter and Rosoff.

Number of Shares of Class B
Named Executive Officer	Common Stock (#)

Dennis Alter	9,197
William A. Rosoff	9,197

Annual Grant of Stock Options for Named Executive Officers

In addition to their bonus awards, the Committee approved granting annual stock options to each of the Named Executive Officers as follows:

Number of Securities
Named Executive Officer	Underlying Options (#)

Dennis Alter	184,500
William A. Rosoff	184,500
Philip M. Browne	45,000
John F. Moore	18,000
David B. Weinstock	18,000

The options will be granted on May 5, 2008 and will vest in four equal increments on each of the first four anniversaries of the grant date and expire on the tenth anniversary of the grant date. The exercise price will be equal to the closing price on the grant date. The Committee’s decision to grant the stock options and the number of options granted to each Named Executive Officer was based on the same general factors and individual assessments used in determining each executive’s AMIP bonus award for 2007.

Recent Executive Compensation Developments

  Special Restricted Stock Bonus Program

Given the challenging economic climate, the changing credit dynamics and the decline in our stock price over the past several months, the Committee adopted a special restricted stock bonus program for the participants in AMIP VI, including our Named Executive Officers (other than Messrs. Alter and Rosoff). The program is intended to recognize the need for stability in our senior management team and serve as an additional retention tool given the challenging times and circumstances facing financial institutions today. The special restricted stock awards granted to the eligible executive officers under this special incentive program will vest ten years from the date of grant, unless the Committee, in its discretion, accelerates the vesting of all or a portion of the restricted shares. In no event will any restricted shares be vested on a discretionary basis prior to January 1, 2009. The ability to accelerate the vesting of the restricted shares creates an additional incentive for performance by allowing the Committee to reward performance at one or more times over the ten year term of the award. On April 25, 2008, the Committee approved the participation of the eligible executive officers in this special incentive program and on May 5, 2008, the following Named Executive Officers will be granted the number of restricted shares of Class B Common Stock set forth below:

Number of Restricted Shares of
Named Executive Officer	Class B Common Stock (#)

Philip M. Browne	95,360
John F. Moore	40,440
David B. Weinstock	40,440

  Extension of AMIP VI

The Committee also approved the extension of AMIP VI for an additional performance year for participants in our AMIP VI program, including our Named Executive Officers, so that AMIP VI will now extend to cover performance year 2010. The decision to extend AMIP VI was based on the same considerations discussed above with respect to the special restricted stock bonus program. The Committee determined that in light of these circumstances it would be appropriate to enhance the incentive element of the AMIP VI program by awarding additional restricted shares of Class B Common Stock to AMIP VI participants who elect to receive all or a portion of their future bonus awards in stock. By extending AMIP VI to cover an additional performance year, participants will receive the target shares associated with their future bonus for performance year 2010 on or about May 5, 2008. This will enhance the incentive element of the AMIP program and further align the executive’s interests with our stockholders’ interests. On April 25, 2008, the Committee approved the participation of our executive officers in the extension of AMIP VI. Pursuant to this approval, on or about May 5, 2008, the Named Executive Officers will be granted up to a maximum number of restricted shares of Class B Common Stock equal to their target bonus, as set forth in the table below, divided by the closing stock price on the date of grant. The restricted stock awards will be subject to and governed by the terms and conditions of AMIP VI.

Named Executive Officer	Target Bonus ($)

Dennis Alter	446,250	(1)
William A. Rosoff	446,250	(1)
Philip M. Browne	293,242
John F. Moore	120,752
David B. Weinstock	122,321

(1)	With respect to Messrs. Alter and Rosoff, target bonus amounts represent the portion of their target bonuses that are eligible to be awarded in shares of restricted stock. The remainder of the target bonus amounts for Messrs. Alter and Rosoff is eligible for payment in cash under the Cash Bonus Plan.

Extension of Exercise Period for Option Grant.

On April 25, 2008, the Committee extended the exercise period by five years for 180,000 stock options with an exercise price of $12.67 held by Mr. Rosoff that were due to expire on June 3, 2008. The Committee took this action in part due to the same circumstances which led it to adopt the special restricted stock bonus program discussed above, as well as because these options were due to expire. As a result of the Committee’s action, the new expiration date of these options is June 3, 2013. Other than the expiration date, all other terms of these options will remain the same.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Max Botel, Chairman
Dana Becker Dunn
Ronald Lubner

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table summarizes the total compensation earned by each of the Named Executive Officers for the fiscal year ended December 31, 2007. With respect to all Named Executive Officers who were also Named Executive Officers in the Summary Compensation Table in last year’s proxy statement, the table also includes information on total compensation earned during the fiscal year ended December 31, 2006. The Summary Compensation Table should be read in conjunction with the footnotes as well as the other tables and narrative descriptions that follow.

							Change in
							Pension
							Value
							and
						Non-Equity	Nonqualified
						Incentive	Deferred	All Other
				Stock	Option	Plan	Compensation	Compensation
Name and		Salary	Bonus(3)	Awards(5)	Awards(6)	Compensation(7)	Earnings	(10)(11)(12)(13)		Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)		($)

Dennis Alter	2007	992,212	0	356,971	843,850	1,026,875	1,733,228 (8)	167,572	(14)	5,120,708
Chairman of the Board of Directors and Chief Executive Officer,	2006	595,000	334,723	446,214	499,338	0	833,409 (8)	119,762		2,828,446
Advanta Corp.

William A. Rosoff	2007	750,000	0	356,971	843,850	339,375	298,840 (9)	159,285	(15)	2,748,321
President and Vice Chairman of the Board,	2006	595,000	489,723 (4)	446,214	499,338	0	0	137,098		2,167,373
Advanta Corp.

Philip M. Browne	2007	577,024	6,622	220,048	168,550	0	0	56,544	(16)	1,028,788
Senior Vice President and Chief Financial Officer,	2006	558,842	123,784	275,072	125,181	0	0	43,259		1,126,138
Advanta Corp.

John F. Moore	2007	301,204	2,764	94,409	76,601	0	0	103,775	(17)	578,753
President, Advanta	2006	292,430	11,410	117,177	54,191	0	0	108,832		584,040
Bank Corp.

David B. Weinstock(1)	2007	302,222	2,771	93,386	82,040	0	0	35,478	(18)	515,897
Vice President and Chief Accounting Officer,
Advanta Corp.

Christopher J. Carroll(2)	2007	277,265	0	0	16,072	0	0	340,211	(19)	633,548
Chief Credit Officer, Advanta Corp. and	2006	293,657	11,509	123,382	57,408	0	0	36,800		522,756
Advanta Bank Corp.

(1)	With respect to Mr. Weinstock, information for the fiscal year ended December 31, 2006 is omitted because Mr. Weinstock was not a Named Executive Officer in our proxy statement that was filed with the SEC in April 2007.

(2)	Effective as of November 29, 2007, Mr. Carroll ceased to be our employee and Chief Credit Officer.

(3)	Includes any cash amount paid pursuant to AMIP VI resulting from changes in target bonus due to merit base salary increases subsequent to January 1, 2006. For 2006, also includes above-target amounts, awarded and paid in cash pursuant to AMIP VI for the applicable performance year. Bonuses awarded pursuant to AMIP VI are paid up to target bonus amounts by accelerating the vesting of shares of restricted stock. The shares that vested for performance year 2007 are discussed in “Compensation Discussion and Analysis” in this proxy statement under the heading

“Awards for Performance Year 2007” and they will be reflected in the “Option Exercises and Stock Vested During 2008” table in next year’s proxy statement. The shares that vested for performance year 2006 are reflected in the “Option Exercises and Stock Vested During 2007” table in this proxy statement. For further discussion of AMIP VI, see “Compensation Discussion and Analysis” in this proxy statement.

(4)	For 2006, bonus for Mr. Rosoff includes his $155,000 fixed cash bonus payment made during 2006 pursuant to the terms of Mr. Rosoff’s employment agreement. For 2007, the fixed cash bonus payment was not required under the terms of Mr. Rosoff’s employment agreement due to an increase in his base salary effective January 1, 2007. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” for additional information about Mr. Rosoff’s employment agreement.

(5)	The amounts in this column represent the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year for restricted stock awards granted to each of the Named Executive Officers pursuant to the AMIP VI program and predecessor AMIP programs. In accordance with Statement of Financial Accounting Standards 123(R), Share-Based Payments (SFAS 123(R)), we recognize expense representing the fair value of the award over the vesting period. The amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. There were no restricted stock awards granted to our Named Executive Officers during 2007. A discussion of the assumptions used in calculating the compensation cost is included in footnote 13 to our audited financial statements for the fiscal year ended December 31, 2007, included in our 2007 Annual Report on Form 10-K (the 2007 Form 10-K).

(6)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with SFAS 123(R), for stock options granted to each of the Named Executive Officers, if any, during 2007 and 2006 and in prior years. Amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating the compensation cost is included in footnote 13 to our audited financial statements for the fiscal year ended December 31, 2007, included in the 2007 Form 10-K and footnotes 2 and 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2005, included in our 2005 Annual Report on Form 10-K (the 2005 Form 10-K). See the “Grants of Plan-Based Awards in Fiscal Year 2007” table in this proxy statement for information on stock options granted to our Named Executive Officers during 2007.

(7)	The amounts in this column represent the cash bonus amounts paid to members of the Office of the Chairman pursuant to the Cash Bonus Plan. For further discussion of the Cash Bonus Plan, see “Compensation Discussion and Analysis” in this proxy statement.

(8)	For 2007, this amount represents the aggregate increase during 2007 in the present value of the accumulated benefit obligation under the SERP and the SEIP for the benefit of Mr. Alter. The amount was determined using assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2007, included in our 2007 Form 10-K. See the “Pension Benefits 2007” table in this proxy statement for more information about the SERP and the SEIP. For 2006, this amount represents the increase during 2006 in the present value of the accumulated benefit obligation under the SERP for the benefit of Mr. Alter. The amount was determined using assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2006, included in our 2006 Annual Report on Form 10-K (the 2006 Form 10-K).

(9)	For 2007, this amount represents the increase during 2007 in the present value of the accumulated benefit obligation under the SEIP for the benefit of Mr. Rosoff. The amount was determined using assumptions consistent with those used in our audited financial statements for the fiscal year ended December 31, 2007, included in our 2007 Form 10-K. See the “Pension Benefits 2007” table in this proxy statement for more information about the SEIP.

(10)	Includes matching contributions paid or payable by us to the Named Executive Officer’s 401(k) Plan account in the following amounts:

	2007	2006

Mr. Alter	$11,250	$11,000
Mr. Rosoff	$11,250	$11,000
Mr. Browne	$11,250	$11,000
Mr. Moore	$11,250	$11,000
Mr. Weinstock	$11,250
Mr. Carroll	$5,625	$11,000

(11)	Includes non-preferential dividends earned on restricted shares of Class B Common Stock granted pursuant to our AMIP programs in the following amounts:

	2007	2006

Mr. Alter	$47,686	$32,606
Mr. Rosoff	$47,686	$33,391
Mr. Browne	$32,583	$20,390
Mr. Moore	$16,589	$11,112
Mr. Weinstock	$14,582
Mr. Carroll	$23,614	$16,579

(12)	For each of the Named Executive Officers, other than Mr. Alter who does not participate, includes the value of shares of Class A Common Stock that were allocated to their respective accounts pursuant to the ESOP. The number of shares allocated for each of the 2007 and 2006 fiscal years and the market value of such shares at each of December 31, 2007 and 2006 were as follows:

	2007		2006
	# of Shares	Market Value at	# of Shares	Market Value at
	Allocated	12/31/07	Allocated	12/31/06

Mr. Rosoff	968	$7,066	294	$7,803
Mr. Browne	966	$7,052	294	$7,803
Mr. Moore	835	$6,095	288	$7,644
Mr. Weinstock	917	$6,694
Mr. Carroll	381	$2,781	276	$7,325

(13)	For 2007 and 2006, includes the value of premiums and related tax reimbursements for Company paid long-term disability insurance in the following amounts:

	2007		2006
	Premiums	Taxes	Premiums	Taxes

Mr. Alter	$1,650	$1,105	$1,650	$1,105
Mr. Rosoff	$1,650	$1,105	$1,650	$1,105
Mr. Browne	$1,650	$1,128	$1,650	$1,128
Mr. Moore	$1,383	$654	$1,343	$638
Mr. Weinstock	$1,399	$603
Mr. Carroll	$1,365	$588	$1,325	$571

(14)	In addition to amounts for items in footnotes (10), (11), (12) and (13) includes:

•	$48,239 related to personal use of Company personnel. Personal use of Company personnel was valued at our aggregate incremental cost calculated on the basis of an hourly equivalent rate for salary and benefits.

•	$28,919 for payments made under the SEIP as reimbursement for tax costs and the taxes due on such payments.

•	Reimbursement of $113 for taxes related to spousal travel to accompany Mr. Alter to a business meeting.

For Mr. Alter, amount also includes amounts for non-business use of Company transportation, including fractional interests in aircraft, club membership dues, amounts related to personal use of a Company automobile and income recognized for travel expenses for Mr. Alter’s wife in connection with spousal travel to accompany Mr. Alter to a business meeting. Each of these amounts does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Alter. Amount does not include any value for benefits associated with split-dollar life insurance policies on the life of Mr. Alter (including two second-to-die policies on the lives of Mr. Alter and his wife) that are described in this proxy statement under “Potential Payments Upon Termination or Change in Control — Death and Disability.”

(15)	In addition to amounts for items in footnotes (10), (11), (12) and (13) includes:

•	$63,443 reflecting amounts reimbursed by us, pursuant to programs adopted by our Board of Directors, for interest that accrued on Mr. Rosoff’s stock margin account in connection with margin loans against shares vested under our AMIP programs.

•	$10,333 for payments made under the SEIP as reimbursement for tax costs and the taxes due on such payments.

For Mr. Rosoff, amount also includes amounts reimbursed by us for tax preparation and financial planning services, amounts related to personal use of a Company automobile, personal use of Company personnel and non-business use of Company cars. Each of these amounts does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Rosoff. Amount does not include any value for benefits associated with split-dollar life insurance policies on the life of Mr. Rosoff that are described in this proxy statement under “Potential Payments Upon Termination or Change in Control — Death and Disability.”

(16)	In addition to amounts for items in footnotes (10), (11), (12) and (13) includes $1,288 for the premiums paid by us for a term life insurance policy provided to Mr. Browne in the amount of $1,000,000. Other amounts attributable to perquisites and personal benefits excluded because the aggregate value is less than $10,000. Also includes reimbursement of $1,143 for taxes related to spousal travel to accompany Mr. Browne to a business meeting.

(17)	In addition to amounts for items in footnotes (10), (11), (12) and (13) includes amounts that were paid to Mr. Moore pursuant to his Relocation Agreement (defined below) as follows: tax gross-up payment for income tax liabilities associated with Mr. Moore’s Utah residency in the amount of $9,830; and $34,831 reflecting reimbursement from us for certain expenses related to Mr. Moore’s maintenance of his residency in Utah, plus a tax gross-up payment in the amount of $22,693 for tax liabilities associated with the income from such reimbursement. See “Employment Agreements with Executive Officers and Other Transactions and Arrangements” for additional information about Mr. Moore’s Relocation Agreement.

For Mr. Moore, amount also includes an amount reimbursed by us for tax preparation that does not exceed the greater of $25,000 or 10% of the total perquisites for Mr. Moore.

(18)	In addition to amounts for items in footnotes (10), (11), (12) and (13), includes our contribution of $500 for dependent care under our Welfare and Flexible Benefits Plan. Other amounts attributable to perquisites and personal benefits excluded because the aggregate value is less than $10,000.

(19)	Includes an aggregate of $305,787 payable to Mr. Carroll pursuant to the terms of his Separation Agreement with us. See “Employment Agreements with Executive Officers and Other Transactions and Agreements” in this proxy statement. Other amounts attributable to perquisites and personal benefits excluded because the aggregate value is less than $10,000.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table provides information on grants of stock options pursuant to the Omnibus Plan to each of the Named Executive Officers during 2007. There were no restricted shares granted to any of the Named Executive Officers during 2007. The grant date fair value of each equity award is computed in accordance with SFAS 123(R). We recognize compensation expense for the fair value of equity awards over the vesting period. The amount that we actually expensed during 2007 for these awards and awards granted in prior periods is shown in the Summary Compensation Table in this proxy statement.

Grants of Plan-Based Awards in Fiscal Year 2007

				All Other
				Option Awards:
			All Other Stock	Number of
		Compensation	Awards: Number of	Securities
		Committee	Shares of Stock or	Underlying	Exercise or Base	Grant Date Fair
		Approval	Units	Options(2)	Price of Option	Value of the
Name	Grant Date	Date(1)	(#)	(#)	Awards ($/Sh)	Award($)(3)

Dennis Alter	4/30/2007	3/30/2007		184,500	30.55	1,723,230	(4)
William A. Rosoff	4/30/2007	3/30/2007		184,500	30.55	1,723,230	(4)
Philip M. Browne	4/30/2007	3/30/2007		45,000	30.55	240,900	(5)
John F. Moore	4/30/2007	3/30/2007		18,000	30.55	96,360	(5)
David B. Weinstock	4/30/2007	3/30/2007		22,500	30.55	120,450	(5)
Christopher J. Carroll	4/30/2007	3/30/2007		18,000	30.55	96,360	(5)

(1)	The Committee approved the grants of stock option awards identified in the “All Other Option Awards” column of this table at its meeting on March 30, 2007. In accordance with the terms of this approval: (a) the stock options were granted to employees on April 30, 2007, which was the same date AMIP bonuses for performance year 2006 were paid.

(2)	This column shows the number of stock options granted during 2007 to each of the Named Executive Officers pursuant to the Omnibus Plan. The options are scheduled to vest in four equal installments on the first four anniversaries of the grant date and to expire on the tenth anniversary of the grant date.

(3)	The grant date fair value reflects the aggregate fair value determined in accordance with SFAS 123(R).

(4)	Grant date fair value of the option award is estimated using the Black-Scholes-Merton option pricing model with the following assumptions: risk-free interest rate of 4.62%; expected dividend yield of 5.83%; expected life of ten years; and volatility of 50.35%.

(5)	Grant date fair value of the option award is estimated using the Black-Scholes-Merton option pricing model with the following assumptions: risk-free interest rate of 4.52%; expected dividend yield of 4.49%; expected life of four years; and volatility of 26.53%.

Outstanding Equity Awards at Year End

The following table sets forth information on the stock options (exercisable and unexercisable) and restricted shares of Class B Common Stock held by the Named Executive Officers on December 31, 2007.

Outstanding Equity Awards at Year End

	Option Awards				Stock Awards
	Number of	Number of			Number of
	Securities	Securities			Shares or	Market Value
	Underlying	Underlying			Units of	of Shares or
	Unexercised	Unexercised	Option		Stock That	Units of Stock
	Options	Options	Exercise	Option	Have Not	That Have Not
	Exercisable	Unexercisable(1)	Price	Expiration	Vested(2)	Vested(3)
Name	(#)	(#)	($)	Date	(#)	($)

Dennis Alter	1,050,000		5.3866	11/15/2008	55,179	445,295
	1,200,000		5.5726	1/30/2009
	150,000		8.8600	6/19/2011
	150,000		5.6733	2/20/2012
	150,000		5.2733	4/30/2013
	112,500	37,500	10.5666	5/2/2014
	37,500	112,500	25.1000	4/30/2016
		184,500	30.5466	4/29/2017
William A. Rosoff	180,000		12.6666	6/3/2008	55,179	445,295
	150,000		5.6666	2/28/2009
	150,000		9.6666	4/4/2010
	150,000		8.8600	6/19/2011
	150,000		5.6733	2/20/2012
	150,000		5.2733	4/30/2013
	112,500	37,500	10.5666	5/2/2014
	37,500	112,500	25.1000	4/30/2016
		184,500	30.5466	4/29/2017
Philip M. Browne	45,000		8.8600	6/19/2011	34,015	274,501
	45,000		5.6733	2/20/2012
	45,000		5.2733	4/30/2013
	33,750	11,250	10.5666	5/2/2014
	11,250	33,750	25.1000	4/30/2016
		45,000	30.5466	4/29/2017
John F. Moore	1,500		5.2733	4/30/2013	19,555	157,809
		5,625	10.3333	2/18/2014
	1,500	1,500	10.5666	5/2/2014
	4,500	13,500	25.1000	4/30/2016
		18,000	30.5466	4/29/2017
David B. Weinstock	5,625		5.2733	4/30/2013	16,898	136,367
	3,750		7.6733	9/17/2013
	1,875	5,625	10.5666	5/2/2014
	4,687	14,063	25.1000	4/30/2016
		22,500	30.5466	4/29/2017
Christopher J. Carroll	0	0			0	0

(1)	Stock options become exercisable in four equal installments on the first four anniversaries of the grant date.

(2)	Shares that have not vested represent restricted shares of Class B Common Stock granted to the Named Executive Officers pursuant to the AMIP programs that were not vested at December 31, 2007. Shares are scheduled to vest ten years from the date of grant, unless vesting is accelerated. On May 5, 2008, with respect to each of the Named Executive Officers, a portion of the restricted shares reflected in this table will be vested on an accelerated basis in payment of a bonus under AMIP VI for the 2007 performance year. See “Compensation Discussion and Analysis” in this proxy statement for additional information on the number of shares that were vested on an accelerated basis for each of the Named Executive Officers.

(3)	Amount reflects the market value of restricted shares held by the Named Executive Officers at December 31, 2007 pursuant to the AMIP programs. Market value is based on a per share price of $8.07, the closing price of the Class B Common Stock on December 31, 2007.

Option Exercises and Stock Vested During Fiscal Year Ended December 31, 2007

The following table sets forth information for each of the Named Executive Officers about: (1) stock option exercises during 2007, including the number of shares acquired upon exercise and the value realized; and (2) the number of shares of Class B Common Stock acquired upon the vesting of restricted stock awards and the value realized, in each case before payment of any applicable withholding tax.

Option Exercises and Stock Vested During 2007

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized on	Number of Shares	Value Realized
	Acquired on Exercise	Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)

Dennis Alter	0	0	18,393	576,437
William A. Rosoff	112,500	1,714,125	18,393	576,437
Philip M. Browne	37,500	920,250	11,338	355,333
	7,500	203,738
John F. Moore	7,500	152,750	4,690	146,985
	4,687	118,925
	3,000	77,320
	11,250	201,750
	5,625	103,800
	3,000	54,660
David B. Weinstock	7,500	158,650	5,503	172,464
	10,500	232,610
	3,750	83,775
	15,000	307,000
Christopher J. Carroll	5,625	15,225	4,728	148,176

(1)	Stock awards reflect accelerated vesting of shares in payment to each Named Executive Officer of his bonus earned for performance year 2006 and paid under AMIP VI. The shares of Class B Common Stock vested on April 30, 2007 and the value realized is based on a per share price of $31.34, the closing price for the Class B Common Stock on the last trading date immediately preceding the vesting date.

Pension Benefits 2007

Advanta Corp. Supplemental Employee Retirement Plan

The SERP was approved and established by our Board of Directors in February 2005 to provide retirement benefits to Mr. Alter, our Chairman and Chief Executive Officer, with an unreduced survivor benefit to his spouse. The SERP is a nonqualified, noncontributory, unfunded defined benefit retirement plan. The annual benefit of $625,000 vests ratably from February 2005 through August 2012, which is the date at which Mr. Alter reaches age 70 and is “normal retirement age” as defined in the SERP. The $625,000 annual benefit is payable in monthly installments, commencing the month following the month in which Mr. Alter reaches age 70, regardless of whether he retires at that time. The amount payable was determined based on a percentage of Mr. Alter’s 2001 base salary and target AMIP program bonus. The annual benefit is not subject to change on the basis of future changes to his salary or bonus or additional years of service.

Mr. Alter may retire at any time before the normal retirement age and receive a reduced benefit (based on the extent to which his benefit has vested). The amount of the reduced annual benefit would be determined by multiplying the full annual benefit ($625,000) by a fraction equal to the number of months Mr. Alter has worked since the plan’s inception divided by the total number of 90 months that he would have needed to work to become fully vested.

In the event of death, disability or a change in control, as defined in the SERP, the annual benefit will become fully vested and immediately payable. In the event of a change in control, Mr. Alter is also entitled to be reimbursed for excise taxes payable with respect to “excess parachute payments” on a grossed up basis, which means an amount sufficient to pay the full taxes due on the additional reimbursement as well the excise tax itself. See “Potential Payments Upon Termination or Change in Control” for additional information on payments under the SERP under various termination scenarios.

Supplemental Executive Insurance Program

The SEIP was approved by our Board of Directors on April 2, 2007. The SEIP was adopted to provide Messrs. Alter and Rosoff with benefits, including payments to cover their tax costs associated with split-dollar life insurance policies and unanticipated additional insurance premiums that the executives may need to fund in the future. Benefits under the SEIP continue after the executive’s retirement. With respect to Mr. Alter, the SEIP also provides an unreduced survivor benefit to his spouse. The SEIP is a nonqualified, noncontributory, unfunded defined benefit plan. For both Messrs. Alter and Rosoff, the full rights to the SEIP are scheduled to vest over time and will be fully vested when each participant reaches age 70. Vesting would also accelerate upon a change of control, and in this circumstance, Messrs. Alter and Rosoff would also be entitled to be reimbursed for certain excise taxes payable with respect to “excess parachute payments” due as a result of the accelerated vesting and the taxes charged on such payments. See “Compensation Discussion and Analysis” for additional discussion of the SEIP and see “Potential Payments Upon Termination or Change in Control” for additional information on payments under the SEIP under various termination scenarios.

The table below shows the present value of the accumulated benefits obligation to Mr. Alter under the SERP and to Messrs. Alter and Rosoff under the SEIP, in each case as of December 31, 2007.

				Present Value of
				Accumulated
		Number of Years		Benefit		Payments During
Name	Plan Name	Credited Service (#)		Obligation ($)		Last Fiscal Year ($)

Dennis Alter	Advanta Corp. Supplemental Executive Retirement Plan	2.92	(1)	2,275,000	(3)	0	(4)

Dennis Alter	Supplemental Executive Insurance Program	.75	(2)	812,000	(3)	0	(4)
William A. Rosoff	Supplemental Executive Insurance Program	.75	(2)	299,000	(3)	0	(4)

(1)	Number of years credited service is based on the number of years Mr. Alter has served since February 2005, the date the SERP was established. While Mr. Alter’s significant length of service to us prior to the establishment of the SERP was taken into account by our Board of Directors for the purposes of determining the amount of the benefits payable, this prior service was not credited for purposes of Mr. Alter becoming vested in the benefits. Only the service he completes after the establishment of the SERP is counted when determining his vested benefits, and therefore the service he is credited for under the terms of the SERP is less than his actual years of service to us.

(2)	Number of years credited service is based on the number of years the executive officer has served since April 2007, the date the SEIP was adopted.

(3)	Present value of accumulated benefit obligation is determined assuming normal retirement age and using the same interest rate and mortality rate assumptions as those used in our audited financial statements for the fiscal year ended December 31, 2007, included in the 2007 Form 10-K.

(4)	No post-retirement benefits or payments were paid to the executive during the last fiscal year. Payments made under the SEIP to the executive as reimbursement for tax costs and the taxes due on such payments are reported in the “All Other Compensation” column of the “Summary Compensation Table” in this proxy statement.

Nonqualified Deferred Compensation

The deferred compensation shown in the table below relates to a one-time exchange program offered to our eligible employees and outside directors in April 2001. The program was part of our restructuring of certain of our equity compensation programs to reflect our restructuring following our exit from the mortgage business and decision to cease our leasing business in the first quarter of 2001. As part of restructuring our equity compensation programs, we implemented a stock option exchange program that offered eligible employees and directors the opportunity to exchange “underwater” stock options for shares of Class B Common Stock at a ratio of one share of stock for every four options exchanged. The shares of Class B Common Stock awarded in exchange for the options were immediately vested, but were initially subject to transfer restrictions and were held in a deferred compensation arrangement for the benefit of participating employees. The transfer restrictions on the shares awarded in the exchange have lapsed; however, participants have the opportunity to elect to defer the receipt of the shares and resulting income until April 11, 2011.

Mr. Browne is the only Named Executive Officer that is a current participant in this program and the table below shows Mr. Browne’s earnings and distributions on the amounts deferred for 2007.

	Executive	Registrant	Aggregate		Aggregate		Aggregate
	Contributions in	Contributions in	Earnings/(Loss)		Withdrawals/		Balance
	2007(1)	2007(1)	in 2007		Distributions		at 12/31/07
Name	($)	($)	($)		($)		($)

Philip M. Browne	—	—	(947,303	)(2)	37,853	(3)	378,281

(1)	There were no executive contributions or registrant contributions in 2007.

(2)	Aggregate earnings/(loss) represent the increase or (decrease) in the value of the shares held in a deferred compensation arrangement for the benefit of Mr. Browne and the dividends paid on those shares during 2007.

(3)	Withdrawals/distributions represent a distribution of dividends paid during 2007 on the shares held in a deferred compensation arrangement for the benefit of Mr. Browne.

Potential Payments Upon Termination or Change in Control

The following information and the table that follows set forth the estimated amount that would become payable to each of our Named Executive Officers under existing plans and arrangements if the executive’s employment had terminated on December 31, 2007 as a result of: normal and early retirement; involuntary termination; death; disability; voluntary termination (not for cause); termination for cause; and termination following a change in control. In connection with any actual termination of employment or change in control transaction, we may determine to enter into an agreement or to establish an arrangement providing different or additional benefits or amounts, including altering the terms of the benefits described below.

Assumptions and General Principles.  The amounts in the table are estimates. The actual amounts to be paid to a Named Executive Officer can only be determined at the time of the termination of employment or change in control. The amounts included in the table, including estimated amounts assigned to tax gross up payments in connection with a Change of Control, do not take into account facts and circumstances that might change the actual amount of payments to any of the Named Executive Officers. The following assumptions and general principles apply with respect to the termination of employment of a Named Executive Officer as set forth in the table that follows:

•	The amounts shown in the table assume that each Named Executive Officer was terminated on December 31, 2007. Accordingly, the table reflects base salaries in effect as of December 31, 2007 and, where applicable, the closing stock price of $7.30 for our Class A Common Stock and $8.07 for our Class B Common Stock on December 31, 2007. All references in this section to “Named Executive Officer” exclude Mr. Carroll because he ceased to be employed by us prior to December 31, 2007.

•	AMIP Restricted Stock. Typically, an employee must be employed by us on the date AMIP bonuses are actually awarded in order to receive his or her AMIP bonus. However, in the event of a termination of employment due to retirement, death, disability or a change in control (each an Applicable Termination Event), the Committee has the discretion, depending on the circumstances, to accelerate the vesting of all or a pro rata portion of the participant’s restricted shares. The pro rata portion is determined based on the portion of the annual performance period that the employee completed prior to the termination event. Accordingly, the information in the table assumes that, upon the occurrence of an Applicable Termination Event, the Committee would exercise its discretion to accelerate the vesting of the pro rata portion of AMIP shares. The table assumes vesting of a pro rata portion of the restricted shares associated with a bonus payment at target for the 2007 performance year for each of the Named Executive Officers. Because the table assumes a December 31, 2007 termination date, each of the Named Executive Officers would receive 100% of his 2007 performance year target bonus shares under AMIP VI because the performance period was completed as of the assumed termination date. The amounts set forth in the table for restricted stock reflect the number of shares of restricted stock for which the vesting is assumed to be accelerated multiplied by the closing price of our common stock on December 31, 2007. See “Compensation Discussion and Analysis” in this proxy statement for a discussion of the actual bonus awards to Named Executive Officers for performance year 2007.

•	Cash Bonus Plan. Under the terms of the Cash Bonus Plan, a participant is entitled to receive a bonus with respect to the applicable performance period only after the Committee has certified that the performance goals have been satisfied and, unless a different date is specified, bonuses will be payable on or about the May 1st that occurs following the end of the applicable performance period. In addition, the Cash Bonus Plan provides that, except as the Committee may otherwise provide in its discretion, bonus payments will be made only to participants who are employed by us on the date of payment.

For purposes of the table, however, it is assumed that on December 31, 2007 the performance measures for the Performance Period applicable to bonus awards for 2007 were satisfied at target level such that the participants would qualify for a bonus at 100% of target. In addition, the table assumes that in the event of a participant’s termination on December 31, 2007 due to an Applicable Termination Event, the Committee would exercise its discretion to pay bonuses to a participant who was not employed by us on the date of payment. Therefore, the amount set forth in the table for Cash Bonus Plan for each of Messrs. Alter and Rosoff represents the cash portion of a bonus payment at 100% of target. See “Compensation Discussion and Analysis” in this proxy statement for a discussion of the actual bonuses awarded to Messrs. Alter and Rosoff under the Cash Bonus Plan for performance year 2007.

•	Stock Options. A Named Executive Officer may exercise any stock options that are exercisable prior to the date of the termination. Any payments related to these stock options are not included in the table.

In the event of a change in control, all unvested options will become vested. The table reflects the value of accelerated vesting of each Named Executive Officer’s unvested options at December 31, 2007 assuming the exercise of all such options. For each option grant, this value is calculated as the difference between the closing price of the Class B Common Stock on December 31, 2007 and the exercise price for the options multiplied by the number of unvested options for which vesting is accelerated.

In addition, if a termination is due to retirement, the table assumes a portion of the options that were not vested on the termination date will become vested. The portion that would become vested is a number calculated, with respect to each stock option grant, by determining an amount equal to 1/12th of the option shares which would have become vested on the next anniversary of the date of grant of the option, for each full 30 day period which has elapsed between the most recent anniversary of the date of grant (including the original grant date, if applicable) and the date of the employee’s retirement. The value reflected in the table for this scenario is the fair value of the options that would have vested on termination based on the calculation for pro rata vesting set forth above, calculated using the Black-Scholes-Merton option pricing model.

Advanta Employees Severance Pay Plan.  We maintain the Advanta Employees Severance Pay Plan to provide benefits to all of our employees, including the Named Executive Officers, in the event of termination of employment due to layoff, reduction in force, reorganization or other similar business decision, subject to certain exceptions. This plan provides benefits, up to a maximum of 32 weeks of salary, depending on the employee’s years of service with us. As of December 31, 2007, each of the Named Executive Officers would have been eligible for the maximum 32-week benefit under this plan and the amounts in the table reflect this.

A Named Executive Officer is generally not entitled to receive any severance payments or other severance benefits upon termination for cause or upon his voluntary decision to terminate employment with us.

Long-Term Disability Benefits.  Each of the Named Executive Officers participates in our long-term disability program. The amounts set forth in the table assume the occurrence of a disability, as defined under the program, on December 31, 2007 and that the Named Executive Officer receives the maximum monthly benefit to which he would be entitled as of that date for the longest allowable period under the program.

Life Insurance Benefits.  Each of the Named Executive Officers participates in our employee life insurance benefit program for coverage up to a maximum of the lesser of two times base salary or $750,000. In addition, we pay the premium on a $1,000,000 term life insurance policy for Mr. Browne which is payable to the named beneficiary designated by Mr. Browne under such policy, and Mr. Alter participates in a legacy Company-owned life insurance program that was established in 1995 with a death benefit of $5,000 payable in the event of his death to his named beneficiary.

Split-Dollar Life Insurance Program and SEIP.  For information about the SEIP, see “Pension Benefits 2007” and “Compensation Discussion and Analysis” in this proxy statement. The table reflects the present value of the benefit that would be payable to each of Messrs. Alter and Rosoff under each of the termination scenarios. In the event that vesting of the benefits associated with the SEIP are accelerated upon a change in control, Messrs. Alter and Rosoff would also be entitled to a tax gross-up payment in an amount equal to any taxes due as a result of the accelerated vesting and the taxes charged on such payments.

SERP.  For information about the SERP, see “Pension Benefits 2007” in this proxy statement. Depending on the circumstances resulting in Mr. Alter’s termination, he may be entitled to receive a reduced or an unreduced benefit. The table reflects the present value of the benefit that would be payable to Mr. Alter under each of the termination scenarios. In the event Mr. Alter becomes entitled to receive any payments in connection with a transaction that is treated as a change in control of the Company, then he is entitled to receive additional payments that are equal to the excise tax payments he would be required to make with respect to excess parachute payments and the taxes charged thereon. The amount of this tax “gross-up” payment is structured to be equal to an amount that will allow Mr. Alter to receive the economic benefit he would have received (after payment of taxes other than the excise taxes on excess parachute payments) if those payments had not been excess parachute payments subject to the excise tax.

Change in Control Arrangements.  The Advanta Senior Management Change of Control Severance Plan Amended and Restated (Management Change of Control Severance Plan) provides benefits to senior management employees, including the Named Executive Officers, in the event of a “Change of Control” of the Company (as defined in the Management Change of Control Severance Plan) if, within one year of the date of a Change of Control and subject to certain exceptions, there has been either an actual or constructive termination of the senior management employee. The Management Change of Control Severance Plan provides severance, up to a maximum of 104 weeks of salary, depending on the senior management employee’s level of responsibility and years of service. Under this plan, each of Messrs. Alter, Rosoff and Browne would have been eligible for benefits at the level of 104 weeks of salary if there had been a Change of Control on December 31, 2007. Under this plan, the other Named Executive Officers would have been eligible for benefits at the level of 52 weeks of salary if there had been a Change of Control on December 31, 2007. The amounts reflected in the table assume the Change of Control occurred on December 31, 2007 and resulted in an actual or constructive termination of the Named Executive Officer.

In addition to benefits under the Management Change of Control Severance Plan, we may enter into special retention or bonus arrangements with certain of our executive officers contingent upon the occurrence of specified events, such as a change in control. Presently, under an arrangement entered into in 2000, Mr. Weinstock is eligible for benefits under certain circumstances and upon satisfaction of certain conditions following a change in control. The amount reflected in the table for Mr. Weinstock reflects the maximum potential payments that he would be eligible to receive under this arrangement.

The Office of the Chairman Supplemental Compensation Program provides benefits to Messrs. Alter and Rosoff in the event of a Change of Control (as defined in the program document) or similar transaction. Subject to certain exceptions, the program provides supplemental compensation in connection with a Change of Control if there is an actual or constructive termination from employment within three years after the Change of Control. The amount of supplemental compensation cannot be less than $3 million or more than $5 million, and is determined by the Committee based on factors set forth in the program. At December 31, 2007, Messrs. Alter and Rosoff were the only Named Executive Officers eligible to participate in this program and the amounts in the table assume Messrs. Alter and Rosoff are paid the maximum allowable benefit of the $5 million under this program.

See “Assumptions and General Principles” above for a discussion of stock options and restricted stock in the event of a change in control. See “Excise Taxes” below for a discussion of tax “gross-up” payments in connection with a change in control.

Excise Taxes.  Pursuant to the Management Change of Control Severance Plan, if Messrs. Alter or Rosoff would receive amounts that would be considered “excess parachute payments” in connection with a change in control they are entitled to additional payments (or gross-up payments) that are equal to any excise tax payments they would be required to make in connection with the excess parachute payments. For the Named Executive Officers other than Messrs. Alter and Rosoff, the Management Change of Control Severance Plan provides that amounts that would otherwise be considered to be “excess parachute payments” will be reduced to a level that is below the level at which such payments would be treated for federal tax purposes as “excess parachute payments.” For information about tax gross-up payments associated with excise tax payments due in connection with “excess parachute payments” that Messrs. Alter and Rosoff may be entitled to pursuant to the terms of the SERP and/or the SEIP, see, as applicable, “SERP” and “SEIP” above. The amounts in the table do not take into account facts and circumstances in the event of an actual change of control that might reduce the amount of payments to Mr. Alter or Mr. Rosoff that are subject to excise tax and thus the associated gross up payments.

Estimated Payments on Termination or Change in Control

	Dennis		William A.		Philip M.	John F.	David B.
Termination Event	Alter		Rosoff		Browne	Moore	Weinstock

Retirement
Accelerated stock options	$42,481		$42,481		$12,474	$8,546	$6,079
Accelerated AMIP restricted stock	148,431		148,431		91,500	37,851	38,166
Cash Bonus Plan	2,053,750		678,750		0	0	0
SERP	3,245,306	(2)	0		0	0	0
SEIP	846,653	(3)	312,334	(3)	0	0	0

Total	$6,336,621		$1,181,996		$103,974	$46,397	$44,245
Involuntary Termination (not for cause)
Severance	$615,385		$461,538		$360,913	$185,772	$188,186
SERP	8,573,052	(4)	0		0	0	0
SEIP	6,020,643	(5)	2,568,083	(5)	0	0	0

Total	$15,209,080		$3,029,621		$360,913	$185,772	$188,186
Voluntary Termination
SERP	3,245,306	(2)	0		0	0	0
SEIP	846,653	(3)	312,334	(3)	0	0	0

Total	$4,091,959		$312,334		$0	$0	$0
Death
Accelerated AMIP restricted stock	$148,431		$148,431		$91,500	$37,851	$38,166
Cash Bonus Plan	2,053,750		678,750		0	0	0
Life insurance	16,879,000	(6)	6,701,000	(10)	1,750,000	604,000	612,000
SERP	8,468,858	(7)	0		0	0	0
SEIP	5,778,038	(8)	0		0	0	0

Total	$33,328,077		$7,528,181		$1,841,500	$641,851	$650,166
Disability
Accelerated AMIP restricted stock	$148,431		$148,431		$91,500	$37,851	$38,166
Cash Bonus Plan	2,053,750		678,750		0	0	0
Disability benefits(l)	573,214		708,486		3,187,953	1,978,837	2,950,438
SERP	8,573,052	(4)	0		0	0	0
SEIP	6,020,643	(5)	2,568,083	(5)	0	0	0

Total	$17,369,090		$4,103,750		$3,279,453	$2,016,688	$2,988,604
Termination for Cause
No payments	N/A		N/A		N/A	N/A	N/A
Change in Control with Termination
Senior Management Change in Control Plan	$2,000,000		$1,500,000		$1,172,966	$301,880	$611,604	(12)
Office of the Chairman Supplemental Compensation Program	5,000,000		5,000,000		0	0	0
Accelerated stock options	0		0		0	0	0
Cash Bonus Plan	2,053,750		678,750		0	0	0
Accelerated AMIP restricted stock	148,431		148,431		91,500	37,851	38,166
SERP	8,573,052	(4)	0		0	0	0
SEIP	6,020,643	(5)	2,568,083	(5)	0	0	0
Tax Gross-Up	5,521,776	(9)	2,897,205	(11)	0	0	0

Total	$29,317,652		$12,792,469		$1,264,466	$339,731	$649,770

(1)	The amounts set forth in the table reflect the present value of future disability benefits assuming the maximum monthly benefit was paid to each Named Executive Officer for the maximum allowable period under the program.

(2)	This represents the actuarial present value of the payment stream that would be provided under the SERP if Mr. Alter were to retire or voluntarily terminate his employment on December 31, 2007. Pursuant to the terms of the SERP, the benefit payable is based on Mr. Alter’s length of service from the date of its adoption. The full $625,000 annual benefit is only available after continuous service through attainment of age 70 (August 16, 2012), and there is a reduction where termination of Mr. Alter’s employment results in an early retirement. Mr. Alter’s retirement or any other voluntary termination of his employment as of December 31, 2007 would result in immediate commencement of benefit payments at a reduced level. Under the terms of the SERP, the annual benefit payable would be reduced to $243,056, payable as a joint and 100% survivor benefit to Mr. Alter and his spouse.

(3)	This represents the actuarial present value of the payment stream that would be provided under the SEIP if the executive were to retire or otherwise voluntarily terminate his retirement on December 31, 2007. Pursuant to the terms of the SEIP, the full rights to the SEIP vest over time and will be fully vested when the executive reaches age 70. The full benefit is available only after continuous service through attainment of age 70, and there is a reduction where termination of the executive’s employment is due to retirement or other voluntary termination of his employment before full vesting has occurred.

(4)	This represents the actuarial present value of the payment stream that would be provided under the SERP following Mr. Alter’s termination of employment for any reason following a Change in Control or as a result of Mr. Alter’s disability or termination by us without cause (whether or not there has been a Change in Control), if any of these had occurred on December 31, 2007. In these circumstances, the SERP provides for payment of the full $625,000 annual benefit that is otherwise payable as a “normal retirement” benefit on attaining the SERP’s normal retirement age (age 70). The value of this benefit is calculated as the present value of the full annual benefit, payable as a joint and 100% survivor benefit for Mr. Alter and his spouse.

(5)	This represents the actuarial present value of the payment stream that would be provided under the SEIP following the executive’s termination of employment for any reason following a Change of Control or as a result of the executive’s disability or termination by us without cause (whether or not there has been a Change of Control), if any of these had occurred on December 31, 2007. In these circumstances, the executive’s full rights to the SEIP would become fully vested and the executive would be entitled to the full value of the benefits otherwise payable if the executive would have continuously served through the attainment of age 70.

(6)	Includes death benefits payable to beneficiaries under: (a) Company provided term life insurance benefit capped at $750,000; (b) Company-owned life insurance of $5,000; and (c) single life split-dollar insurance policies. Does not include net death benefit payable to beneficiaries under second-to-die split-dollar insurance policies on the lives of Mr. Alter and his spouse.

(7)	This represents the actuarial present value of the payment stream that would be provided under the SERP if Mr. Alter’s death had occurred on December 31, 2007. In the event of Mr. Alter’s death, the SERP provides for payment of the full $625,000 annual benefit that is otherwise payable as a “normal retirement” benefit on attaining the SERP’s normal retirement age (age 70). The value of this benefit is calculated as the present value of the full annual benefit, payable as a single life annuity for Mr. Alter’s spouse.

(8)	This represents the actuarial present value of the payment stream that would be provided under the SEIP if Mr. Alter’s death had occurred on December 31, 2007. In the event of Mr. Alter’s death, benefits under the SEIP would continue to Mr. Alter’s spouse with respect to tax costs and unanticipated additional insurance premiums associated with the second-to-die split-dollar life insurance policies, and Mr. Alter’s spouse would be entitled to the full benefits otherwise payable if the executive would have continuously served through the attainment of age 70.

(9)	This amount represents the actuarial present value of the payment stream that would be made under the terms of the SERP, the SEIP and the Management Change of Control Severance Plan to reimburse Mr. Alter, on a net, after-tax basis, for the excise taxes imposed under the Code on “excess parachute payments” (as defined in Code Section 280G) in the event of Mr. Alter’s retirement following a Change of Control based on the application of our plans as in effect on December 31, 2007.

(10)	Includes benefits payable to beneficiaries under: (a) Company provided term life insurance benefit capped at $750,000; and (b) single life split-dollar insurance policies.

(11)	This amount represents the actuarial present value of the payment stream that would be made under the terms of the SEIP and the Management Change of Control Severance Plan to reimburse Mr. Rosoff, on a net, after-tax basis, for the excise taxes imposed under the Code on “excess parachute payments” (as defined in Code Section 280G) in the event of Mr. Rosoff’s retirement following a Change of Control based on the application of our plans as in effect on December 31, 2007.

(12)	Also includes maximum potential amount payable under a special bonus arrangement.

COMPENSATION OF DIRECTORS

Directors who are also our employees receive no compensation for services as directors. For 2007, compensation for non-employee directors consisted of:

•	an annual retainer of $50,000 for service on our Board of Directors;

•	an annual retainer of $20,000 for service on a committee of our Board of Directors (other than as a committee chairperson, in which case the annual committee retainer is $30,000);

•	payments of $1,000 per day for each Board of Directors or committee meeting attended (other than committee chairpersons who are paid $1,500 per day for each committee meeting they chair); and

•	an annual grant of stock options under the Omnibus Plan, generally on the fourth Wednesday in January. For 2007, each non-employee director received a grant of 9,000 options to purchase shares of Class B Common Stock, equal to 13,500 stock options on a split-adjusted basis (the Directors’ Annual Grant). The options were granted at an exercise price equal to the closing price of the stock on the grant date, will become exercisable in equal portions on the first four anniversaries of the grant date and will expire ten years from the grant date.

The chairpersons of the Audit Committee, the Compensation Committee, the Corporate Governance Committee and the Nominating Committee are Messrs. Costello, Botel, Alter and Olafsson, respectively. Mr. Botel, Ms. Becker Dunn and Mr. Lubner are not compensated separately for serving on the Plan Administration Committee, as such service is considered ancillary to their service on the Compensation Committee.

Directors are entitled to reimbursement for travel and other expenses incurred in connection with their services as directors. Each non-employee director is eligible for a $500,000 term life insurance policy on which we pay the premiums and, although there is no build-up in cash value, the non-employee director has the right to designate the beneficiary under the applicable policy. In addition, non-employee directors are eligible to participate in our Non-employee Director Deferral Plan. Directors who participate in this plan may elect to defer all or a portion of fees earned. Fees that are deferred are credited with earnings compounded daily at an effective annual earnings rate equal to 125% of the ten-year rolling average of the Ten-Year U.S. Treasury note. Deferred amounts will be paid in installments. At the time of deferral, the Director may elect to have payments commence upon: reaching age 70 1/2; or a specified number of years following departure from the Board of Directors.

Unless the Director elects to delay commencement of benefit payments as described in the preceding sentence, payments commence 45 days after service on the Board of Directors has ended.

2007 Director Compensation Table

The following table sets forth the compensation for the fiscal year ended December 31, 2007 earned by each person who served as a non-employee director during all or any part of 2007.

	Fees		Nonqualified
	Earned		Deferred
	or Paid	Option	Compensation	All Other
	in Cash	Awards(1)	Earnings(2)	Compensation(3)	Total
Name	($)	($)	($)	($)	($)

Robert S. Blank(4)	84,000	N/A	91	0	84,091
Max Botel	120,500	79,651	0	9,383	209,534
Thomas P. Costello(5)	108,334	67,366	0	1,690	177,390
Dana Becker Dunn	81,000	79,651	67	2,690	163,408
Ronald Lubner	101,000	79,651	0	25,355	206,006
Olaf Olafsson	127,500	79,651	0	0	207,151
Michael A. Stolper	82,000	79,651	0	1,850	163,501

(1)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with SFAS 123(R), for stock options granted to each of our Directors in 2007 and prior years. Pursuant to SEC rules, amounts exclude the impact of estimated forfeitures related to service-based vesting conditions. A discussion of the assumptions used in calculating the compensation cost is included in footnote 13 to our audited financial statements for the fiscal year ended December 31, 2007, included in the 2007 Form 10-K and footnotes 2 and 13 to our audited financial statements for the fiscal year ended December 31, 2006 included in the 2006 Form 10-K.

We made grants of stock options to non-employee directors in 2007. On January 24, 2007, each of the Directors listed in the table above received the Directors’ Annual Grant. The grant date fair value of the option award, determined in accordance with SFAS 123(R), was $103,410.

The table below sets forth the aggregate number of options awards outstanding at December 31, 2007 with respect to each person who served as a non-employee director during all or any part of 2007.

Aggregate Number of Stock
Name	Options Outstanding (#)

Robert S. Blank	0
Max Botel	43,875
Thomas P. Costello	36,000
Dana Becker Dunn	37,125
Ronald Lubner	33,750
Olaf Olafsson	130,500
Michael A. Stolper	121,500

(2)	The amounts in this column reflect the above-market interest earned, if any, on deferred compensation pursuant to our Non-employee Director Deferral Plan. Fees deferred pursuant to our Non-Employee Director Deferral Plan are reported as earned for the year in which they are earned and therefore are not subsequently reported at the time of distribution to the participant.

(3)	For participating directors, amounts in this column include the premiums paid by us for a $500,000 term life insurance policy as follows: Mr. Botel, $9,383; Ms. Becker Dunn, $2,690; Mr. Lubner, $25,355; and Mr. Stolper, $1,850.

(4)	Mr. Blank did not stand for re-election at the 2007 Annual Meeting of Stockholders.

(5)	For Mr. Costello, the amount for “Fees Earned or Paid in Cash” includes fees he received during 2007 for his service as a member of the Board of Directors of Advanta Bank, one of our subsidiaries.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. Our Board of Directors has nominated Messrs. Botel, Costello and Lubner to be elected at the Annual Meeting for a three-year term ending in 2011. All of the nominees are currently serving as our directors and have been recommended for re-election by the Nominating Committee and approved and nominated for re-election by our Board of Directors. Five other directors are currently serving terms which will expire in 2009 or 2010.

Each nominee has consented to being named in this proxy statement and to serve if elected. Candidates for director will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors, assuming a quorum is present. If prior to the Annual Meeting any nominee should become unavailable to serve, the proxies will be voted in favor of such other person or persons who are designated by our Board of Directors, unless our Board of Directors should determine to reduce the number of directors pursuant to the By-Laws.

Set forth below is certain information regarding each nominee and each director continuing in office, which has been confirmed by each of them for inclusion in this proxy statement.

Nominees For Election For A Term Expiring In 2011

Max Botel	Thomas P. Costello	Ronald Lubner

Mr. Botel, age 68, has been a member of our Board of Directors since its incorporation in 1974, is the chairman of the Compensation Committee of our Board of Directors and is a member of the Audit Committee of our Board of Directors. He retired from the law firm of Botel, Binder & Weiss in July 1996, where he had been a partner for more than five years. He is President of Botel Asset Management, a securities brokerage firm and successor to Penn Center Investments, Inc. where he served as President since January 1995 and Vice President from February 1985 until he became President.

Mr. Costello, age 62, has been a member of our Board of Directors since December 2006 and is the chairman of the Audit Committee of our Board of Directors. He served as a Director for KPMG LLP from 2002 until he retired in 2004. Prior to that, he was employed at Arthur Andersen LLP for 35 years, including serving as National Practice Director from 1996 to 2002, where he was responsible for the accounting and audit practices of 19 Arthur Andersen offices in the southeast region of the United States. From 1985 to 1996, he served as Partner in Charge of the Accounting and Audit practice in Arthur Andersen’s Philadelphia Office and, prior to that, he acted as Engagement Partner where he served clients in numerous industries and worked with both large multinational and small and mid-sized public companies. Mr. Costello is currently a director of Alesco Financial Inc. and Advanta Bank. He serves as Chairman of the Audit Committee for both of these companies.

Mr. Lubner, age 74, has been a member of our Board of Directors since December 1996 and is a member of the Compensation and Nominating Committees of our Board of Directors. He is Chairman of Belron International Ltd., a Luxembourg company, PGSI Ltd., a Luxembourg company, and PG Group (Pty) Ltd., a South African company. Mr. Lubner is a 50-year veteran of Belron International and the Plate Glass Group, which together have annual sales of $3.5 billion. The Plate Glass Group manufactures and distributes the complete range of building, automotive and glass products, and Belron International supplies and installs automotive glass in 30 countries.

The Board of Directors recommends voting “FOR” the election of the three nominees for election.

Incumbent Directors Continuing In Office For A Term Expiring In 2009

Olaf Olafsson	William A. Rosoff	Michael A. Stolper

Mr. Olafsson, age 45, has been a member of our Board of Directors since December 1997, is the chairman of the Nominating Committee of our Board of Directors and is a member of the Corporate Governance Committee of our Board of Directors. From November 1999 until assuming his current position in March 2003 as Executive Vice President of Time Warner, Inc., Mr. Olafsson was Vice Chairman of Time Warner Digital Media, a division of Time Warner, Inc. In January 2005, Mr. Olafsson was elected to the Board of Directors of Time Warner Telecom Inc., a publicly held company and provider of managed network solutions to a wide range of business customers and organizations throughout the United States. In September 1996, Mr. Olafsson joined us as Vice Chairman of Advanta Information Services, Inc. (AIS) and was elected as a Director of AIS in October 1996. Mr. Olafsson was elected President of the Company in March 1998. In October 1999 he resigned as our President. Prior to joining us, he was President and Chief Executive Officer of Sony Interactive Entertainment, Inc., a business unit of Sony Corporation, which he founded in 1991.

Mr. Rosoff, age 64, joined us in January 1996 as a member and Vice Chairman of our Board of Directors. Mr. Rosoff is a member of the Corporate Governance Committee of our Board of Directors. In October 1999, Mr. Rosoff became President as well as Vice Chairman of our Board of Directors. Prior to joining us, Mr. Rosoff was a long time partner of the law firm of Wolf, Block, Schorr and Solis-Cohen LLP, where he advised us for over 20 years. While at Wolf, Block, Schorr and Solis-Cohen LLP he served as Chairman of its Executive Committee and, immediately before joining us, as a member of its Executive Committee and Chairman of its Tax Department.

Mr. Stolper, age 52, has been a member of our Board of Directors since June 1998 and is a member of the Audit Committee of the Board of Directors. He is General Partner of Veritable, LP, a privately held registered investment advisor of which Mr. Stolper is a principal. Veritable, LP was formed in March 2004 to acquire the investment consulting assets of PNC Advisor’s Hawthorn unit, where Mr. Stolper served as Co-Managing Director from 1997 until assuming his current position. Mr. Stolper was President of Stolper & Co., Inc. from 1986 through 1997 and that business was merged with PNC Bank’s Family Wealth Management Group to form Hawthorn. Mr. Stolper has 30 years experience as an investment advisor and financial consultant.

Incumbent Directors Continuing In Office For A Term Expiring In 2010

Dennis Alter	Dana Becker Dunn

Mr. Alter, age 65, became Executive Vice President and a member of the Board of Directors of our predecessor organization in 1967. He became our President and Chief Executive Officer in 1972, and Chairman of our Board of Directors in August 1975. Mr. Alter has remained as Chairman of our Board of Directors since August 1975. In February 1986, he relinquished the title of President, and in August 1995 he relinquished the title of Chief Executive Officer. In October 1997, Mr. Alter reassumed the title of Chief Executive Officer. Mr. Alter is the chairman of the Corporate Governance Committee of our Board of Directors.

Ms. Becker Dunn, age 56, has been a member of our Board of Directors since March 1996 and is a member of the Compensation Committee of our Board of Directors. She served as Vice President of U.S. Services of Avaya, Inc., a leading provider of communications systems and software for enterprises, from October 2000 until she retired in August 2001. Prior to October 2000, Ms. Becker Dunn served as Vice President of Transition Operations in connection with the spin-off of Avaya, Inc. from Lucent Technologies and, before that, she served as Vice President, Growing and Emerging Markets, of Lucent Technologies Business Communications Services, formerly AT&T Global Business Communications, which she joined in December 1994.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors affirmatively determines the independence of each director and nominee for election as a director using standards set forth in rules promulgated by The NASDAQ Stock Market LLC (NASDAQ) for determining the independence of a director, including the consideration of any relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the director’s responsibilities as a member of the Board of Directors. During its annual review of director independence, the Board of Directors determined that all of our incumbent directors and nominees for election as directors, excluding those directors and nominees for election as directors who are also executive officers and employed by us, are independent. Our Board of Directors determined that each of our incumbent directors Dana Becker Dunn, Olaf Olafsson and Michael A. Stolper are independent, and that our nominees for election as directors, Max Botel, Thomas Costello, and Ronald Lubner, are independent.

In addition, our Board of Directors determined that our Audit Committee, Compensation Committee and Nominating Committee are each composed solely of independent directors using standards set forth in rules promulgated by NASDAQ for determining the independence of a director, including the additional independence requirements for members of an audit committee. Our Board of Directors also determined that Robert Blank, who served as a director for a part of the fiscal year ending December 31, 2007, but who did not stand for re-election at our 2007 annual meeting of stockholders, was independent during the time period in which Mr. Blank served as a director in the fiscal year ending December 31, 2007.

Communications with the Board of Directors

Stockholders who wish to communicate with our Board of Directors or one or more specific individual directors may do so by sending a written request to such director or directors in care of our Secretary at the address on the first page of this proxy statement. Any written request so received by the Secretary will be forwarded to the intended director or directors except under certain limited circumstances where it is deemed unnecessary or inappropriate pursuant to procedures established by a majority of the directors who are independent, as defined under applicable NASDAQ rules.

Compensation Committee Interlocks And Insider Participation

The only individuals who served as members of the Compensation Committee during the fiscal year ended December 31, 2007 were Messrs. Botel and Lubner and Ms. Becker Dunn, all of whom served for all of fiscal 2007. The only individuals who served as members of the Plan Administration Committee (defined and described below) during the fiscal year ended December 31, 2007 were Messrs. Botel and Lubner and Ms. Becker Dunn, who served for all of fiscal 2007. None of the aforementioned members of the Compensation Committee and the Plan Administration Committee is, or was during fiscal 2007, an officer or other employee, or former officer, of us or of any of our subsidiaries. There were no interlocks or insider participation between any member of the Compensation Committee or the Plan Administration Committee and any member of the compensation committee of another company.

Related Party Transactions

Transactions between related parties are reviewed and evaluated from time to time, as necessary. The Audit Committee of our Board of Directors, pursuant to its written charter, has responsibility for reviewing and approving “related party” transactions, as defined by the SEC. Consistent with this requirement, the Audit Committee reviews and approves transactions in which the amount involved exceeds $120,000 and the parties meet the definition of related parties under the SEC’s rules and requirements. In addition to the Audit Committee’s review of transactions throughout the year, on an annual basis, our directors and executive officers are required to provide information to us with respect to certain specified “related party” transactions that may have occurred during the prior fiscal year and this information is evaluated and analyzed to determine whether any transaction may be subject to disclosure under applicable rules regarding transactions with related parties.

Board of Directors Meetings and Committee Membership

Our Board of Directors held six meetings during fiscal 2007. Each incumbent director who served during 2007 attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board of Directors on which he or she served.

During 2007, the non-employee Directors of the Board of Directors met four times in executive session.

The Board of Directors has adopted a policy that all directors attend our annual meetings of stockholders, except under certain limited circumstances. All of our directors attended the 2007 annual meeting, except for Messrs. Olafsson and Stolper.

Audit Committee

Our Board of Directors has an Audit Committee that is currently composed of Messrs. Costello, Botel and Stolper, each of whom is independent as defined under applicable NASDAQ rules. Our Board of Directors has determined that each member of the Audit Committee qualifies as an audit committee financial expert, as defined by the SEC. The primary function of the Audit Committee is to assist our Board of Directors in fulfilling its oversight responsibilities relating to:

•	the audit and overall integrity of our financial statements;

•	our process for financial reporting and monitoring compliance with legal and regulatory requirements;

•	the independence and qualifications of our independent auditor;

•	the performance of our internal audit and risk management functions;

•	the performance of our independent auditor;

•	our accounting and system of internal controls; and

•	our code of ethics for senior financial officers.

As part of its responsibilities, the Audit Committee reviews and evaluates our accounting and auditing procedures and selects and engages the firm to be appointed as the independent registered public accounting firm to audit our financial statements. In addition, pursuant to its written charter, the Audit Committee is responsible for reviewing and approving “related party” transactions, as defined by the SEC’s rules. See “Related Party Transactions” in this proxy statement for further discussion.

The Audit Committee met seven times in 2007. Our Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.advanta.com.

Compensation Committee

The Board of Directors has a Compensation Committee that is currently composed of Messrs. Botel and Lubner and Ms. Becker Dunn, each of whom is independent as defined under applicable NASDAQ rules. The primary responsibilities of the Compensation Committee are to:

•	review and approve Company-wide benefit programs and executive compensation programs;

•	review and approve, where appropriate, individual compensation arrangements for our executive officers;

•	recommend and approve compensation arrangements for non-employee directors; and

•	serve in an advisory capacity to the full Board of Directors regarding compensation matters.

See “Compensation Discussion and Analysis” in this proxy statement for more information about the Compensation Committee’s role and responsibilities. The Compensation Committee met five times in 2007 and acted twice by unanimous consent in writing. Our Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on our website at www.advanta.com.

The members of the Compensation Committee also serve as the Plan Administration Committee for purposes of administering our 2000 Omnibus Stock Incentive Plan with respect to executive officers (Plan Administration Committee). Each member of the Plan Administration Committee is a “non-employee director” under applicable SEC rules, an “independent director” under applicable NASDAQ rules and an “outside director” under applicable Internal Revenue Service (IRS) rules. The Plan Administration Committee determines awards of stock options to executive officers and also has authority to designate whether options granted are intended to qualify as incentive stock options or are to be non-qualified stock options. The Board of Directors, as a whole, administers the 2000 Omnibus Stock Incentive Plan with respect to stock options granted to non-employee directors. The Plan Administration Committee met twice as part of a Compensation Committee meeting during 2007.

     Nominating Committee

The Board of Directors has a Nominating Committee that is currently composed of Messrs. Olafsson and Lubner, each of whom is independent as defined under applicable NASDAQ rules. Our Board of Directors has adopted a written charter for the Nominating Committee, a copy of which is available on our website at www.advanta.com. The primary responsibilities of the Nominating Committee are to:

•	identify and recommend to the Board of Directors individuals to serve on the Board of Directors;

•	consider director candidates recommended by stockholders, as described below; and

•	periodically review and evaluate the size and composition of the Board of Directors and recommend to the Board of Directors any proposed changes.

The Nominating Committee met once in 2007 and acted once by unanimous consent in writing. After considering the qualifications of the three incumbent Directors standing for reelection, the Nominating Committee recommended that each of them be nominated for re-election as a Director at the Meeting.

Procedure for Nominating Director Candidates for Election to the Board of Directors.  Any stockholder of record entitled to vote in the election of directors who is a stockholder at the record date for and on the actual date of the meeting at which directors are to be elected may make a nomination for the election of directors to our Board of Directors provided that he or she complies with the procedure set forth in Section 3-13 of our By-Laws. Under our By-Laws, a stockholder wishing to nominate a director candidate for election to our Board of Directors must send timely written notice to our President setting forth certain information with respect to the nomination, including: the name and address of the nominating stockholder; the name and address of the beneficial owner, if different than the nominating stockholder, of the shares owned of record by the nominating stockholder; the number and class of shares owned of record and beneficially by such nominating stockholder and the number that are owned beneficially by any beneficial owner; a description of all arrangements and understandings between the nominating stockholder and any beneficial owner and any other person or persons (naming such person or persons) pursuant to which the nomination is being made; the name and address of any persons being nominated; a representation that the nominating stockholder is at the time of giving the notice, was or will be on the record date for meeting, and will be on the meeting date a holder of record of shares of our stock entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate such persons; such other information regarding each nominee proposed by the nominating stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy disclosure rules of the SEC had the nominee been nominated by our Board of Directors; and the written consent of each nominee to serve as a director if so elected. To be timely, such notice must be received, in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 nor more than 90 days prior to such anniversary date, or, in the case of any other annual meeting or any special meeting, not later than the close of business on the fifth day following the earlier of the day on which notice of the date of meeting was mailed or publicly disclosed. The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge the nomination of any person that the presiding officer determines is not made in compliance with the foregoing procedure. The Nominating Committee will receive notice of any stockholder nomination made pursuant to these procedures.

Procedure for Recommending Director Candidates to the Nominating Committee.  As an alternative to the procedures described above under the heading “Procedure for Nominating Director Candidates for Election to the Board of Directors,” stockholders may recommend director candidates for consideration by the Nominating Committee and recommendation by the Nominating Committee for nomination by our Board of Directors.

To be timely received for consideration in connection with our 2009 annual meeting of stockholders, the Nominating Committee must receive a stockholder recommendation for director candidates by January 9, 2009. All submissions of director candidates by stockholders to the Nominating Committee for its consideration must include all of the required information set forth above under the heading “Procedure for Nominating Director Candidates for Election to the Board of Directors,” and the following additional information:

•	Any information relevant to a determination of whether the nominee meets the criteria described below under the heading “Director Qualifications;”

•	Any information regarding the nominee relevant to a determination of whether the nominee would be barred from being considered independent under applicable NASDAQ or SEC rules or, alternatively, a statement that the nominee would not be so barred;

•	A statement, signed by the candidate verifying the accuracy of the biographical and other information about the nominee that is submitted with the recommendation; and

•	If the recommending stockholder, or group of stockholders, has beneficially owned more than 5% of our voting stock for at least one year as of the date of recommendation, evidence of such beneficial ownership.

All such submissions to the Nominating Committee must be made in writing and may be mailed to the Nominating Committee in care of our General Counsel at the address appearing on the first page of this proxy statement.

A director candidate recommended to the Nominating Committee, but not nominated for election by our Board of Directors may still be directly nominated for election to our Board of Directors by the recommending stockholder using the procedures set forth in the section above entitled “Procedure for Nominating Director Candidates for Election to the Board of Directors” and in our By-Laws.

Director Qualifications.  The Nominating Committee believes that each director nominee should be evaluated based on his or her individual merits, taking into account our needs and the composition of our Board of Directors. Members of our Board of Directors should have the highest professional and personal ethics, consistent with our values and standards. At a minimum, nominees will be selected on the basis of their integrity, skill, leadership ability, financial sophistication, and capacity to help guide us. Nominees should also be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on their experiences. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to responsibly perform all director duties.

Evaluation of Director Candidates by the Nominating Committee.  The Nominating Committee utilizes a variety of methods for identifying and evaluating nominees for director. Candidates may come to the attention of the Nominating Committee through current directors, management, professional search firms, stockholders or other persons. The Nominating Committee does not evaluate director candidates recommended by stockholders differently than director candidates recommended from other sources, except that the Nominating Committee may review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a stockholder. Director candidates are evaluated at regular or special meetings of the Nominating Committee, and may be considered at any point during the year. In evaluating such nominations, the Nominating Committee seeks to achieve a balance of knowledge, experience, and capability on our Board of Directors.

In connection with this evaluation, the Nominating Committee makes a determination whether to interview a prospective nominee based upon our needs and the Nominating Committee’s level of interest. If warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and any appropriate interviews, the Nominating Committee makes a recommendation to our full Board of Directors as to its selection of director nominees, and the Board of Directors selects the nominees after consideration of the Nominating Committee’s recommendation and report. Each director nominee included on the proxy card for election at the Meeting was recommended by the Nominating Committee. No stockholder (or group of stockholders) beneficially owning more than 5% of our voting common stock recommended a director nominee for election at the Meeting.

     Corporate Governance Committee

The Board of Directors has a Corporate Governance Committee. The current members of the Corporate Governance Committee are Messrs. Alter, Olafsson and Rosoff. The function of the Corporate Governance Committee is to identify, analyze and propose approaches and solutions to issues relating to the long-term effectiveness of the Board of Directors and our senior management, including, for example, issues relating to succession planning, retirement policies and management development. The Corporate Governance Committee did not meet during 2007.

EMPLOYMENT AGREEMENTS WITH EXECUTIVE OFFICERS AND OTHER TRANSACTIONS AND ARRANGEMENTS

In January 1996, we entered into an agreement with Mr. Rosoff under which Mr. Rosoff’s annual base salary is a minimum of $475,000. Under the terms of the agreement, he is entitled to receive a guaranteed cash bonus which, together with his base salary, will bring his annual cash compensation to not less than $750,000. He is also entitled to participate in the AMIP program and is guaranteed that his total annual compensation from base salary, guaranteed cash bonus and AMIP bonus will be at least $1 million. The agreement contains certain other provisions, some of which, as described in prior years’ proxy statements, have been fully performed.

In May 1998, we entered into an employment agreement with Mr. Browne in connection with his employment as our Senior Vice President and Chief Financial Officer. The agreement provides that Mr. Browne’s starting annual base compensation would be $350,000 and that he would be entitled to participate in the AMIP programs. In the event of a “change in control” (as defined in the Management Severance Plan), Mr. Browne will be entitled to severance of two times his base salary. The agreement contains certain other provisions which, as described in prior years’ proxy statements, have been fully performed. Mr. Browne’s wife has been employed by us since January 1994. During fiscal year 2007, Ms. Browne received $323,937 in salary and bonus. Ms. Browne currently serves as Senior Counsel to the Company.

In January 2004, Mr. Moore became President of Advanta Bank Corp. At that time, we requested that, as President of Advanta Bank Corp., Mr. Moore establish and maintain his principal residency in Utah. In order to facilitate this relocation, we and Mr. Moore entered into a Relocation Agreement (Relocation Agreement), dated as of May 20, 2004, for the purpose of providing that Mr. Moore would incur no incremental cost as a result of his relocation to Utah. Pursuant to the Relocation Agreement, for 2004 we paid to Mr. Moore $157,500 as a relocation payment to cover certain expenses related to his relocation to Utah and the establishment and maintenance of his Utah residency and $121,013 as a tax gross-up payment for tax liabilities associated with such income. Also pursuant to the Relocation Agreement, we agreed to: (a) reimburse Mr. Moore for certain expenses related to the maintenance of his residency in Utah; and (b) under certain circumstances purchase Mr. Moore’s Utah residence from him. Additionally, the Relocation Agreement provides that, under certain circumstances, we will reimburse Mr. Moore for the taxes relating to these payments. See “All Other Compensation” column of “Summary Compensation Table” in this proxy statement.

In January 2007, in connection with the exercise of stock options by Mr. Rosoff, we withheld 19,734 shares of Class B Common Stock with a market value of approximately $592,000 to meet our minimum statutory tax withholding requirements. In April 2007, in connection with the accelerated vesting of shares related to bonuses awarded to the Named Executive Officers for performance year 2006, we withheld shares from certain of the Named Executive Officers to meet our minimum statutory tax withholding requirements. The number of shares of Class B Common Stock and the market value of such shares at April 27, 2007 were as follows:

	Shares	Market
	Withheld (#)	Value ($)

Mr. Alter	5,667	177,604
Mr. Rosoff	7,377	231,195
Mr. Browne	3,469	108,734
Mr. Weinstock	1,656	51,899
Mr. Carroll	1,423	44,612

On December 20, 2007, we and our subsidiaries entered into a Separation Agreement and General Release (Separation Agreement) with Christopher J. Carroll, following his departure from the Company. Mr. Carroll ceased to be our employee and Chief Credit Officer effective as of November 29, 2007. Subject to certain terms and conditions set forth in the agreement, the Separation Agreement provides for: one year of separation payments up to an aggregate gross amount of $305,787; COBRA subsidy payments during the same period as the separation payments are being made; and outplacement services for six months. In addition, under the Separation Agreement Mr. Carroll provided us with a general release. The separation payments are reported in the “All Other Compensation” column of the “Summary Compensation Table” for 2007.

PROPOSAL 2: RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the meeting, stockholders will also vote on the proposal to ratify the appointment by the Audit Committee of our Board of Directors of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Although we are not required to seek stockholder ratification of this appointment, our Board of Directors believes it is sound corporate governance to do so and that our stockholders should be given an opportunity to express their views on the appointment. While the Audit Committee is not bound by a vote against ratifying KPMG, the Audit Committee may consider the stockholders’ action in future years when determining whether to appoint KPMG as our independent registered public accounting firm.

The Board of Directors recommends voting “FOR” the proposal to ratify the selection of KPMG LLP as our independent registered public accounting firm.

PRE-APPROVAL POLICY FOR SERVICES BY
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee’s charter requires that the Audit Committee pre-approve all audit and permissible non-audit services performed by our independent registered public accounting firm, including the fees and terms of each engagement. The Audit Committee has delegated its pre-approval authority to one of its members, Mr. Botel, who is authorized to pre-approve all audit, review and attest services and non-audit services other than the fees and terms for our annual audit. Any pre-approvals pursuant to this delegated authority are reported to the Audit Committee at its next meeting.

REPORT OF THE AUDIT COMMITTEE

The Board of Directors has an Audit Committee that is currently composed of three directors, each of whom is independent in accordance with applicable NASDAQ rules. The Audit Committee operates under a written charter adopted by the Board of Directors. Management is responsible for preparing the Company’s consolidated financial statements in accordance with U.S. generally accepted accounting principles and for establishing and maintaining effective internal control over financial reporting. Management is also responsible for its assessment of the effectiveness of internal control over financial reporting, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The independent registered public accounting firm is responsible for performing an audit of the Company’s consolidated financial statements and an audit of the effective operation of the Company’s internal control over financial reporting, in accordance with the standards of the Public Company Accounting Oversight Board (United States). The Audit Committee is responsible for overseeing and monitoring these activities on behalf of the Board of Directors. The Audit Committee also selects the Company’s independent registered public accounting firm. The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and rely, without independent verification, on the information provided to them and on the representations made to them by management and the independent registered public accounting firm. The Audit Committee reviews with both the independent registered public accounting firm and internal auditors their audit plans, audit scope and identification of audit risk.

The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm, the audited consolidated financial statements as of December 31, 2007 and for the year then ended, and management’s assessment of, and the effective operation of, the Company’s internal control over financial reporting as of December 31, 2007. Specifically, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statements on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from the Company’s independent registered public accounting firm, KPMG LLP, required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with the independent registered public accounting firm their independence. Further, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with the independence of the independent registered public accounting firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee

Thomas P. Costello, Chairman
Max Botel
Michael A. Stolper

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors selected KPMG to audit our financial statements for the fiscal year ended December 31, 2008. A representative of KPMG is expected to be present at the meeting. The representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions of stockholders.

AUDIT FEES

The following is a description of the fees billed to us by KPMG for the fiscal years ended December 31, 2007 and 2006. All fees set forth below have been pre-approved by the Audit Committee of our Board of Directors in accordance with the policy described above.

Audit Fees.  Audit fees include those related to the audit of our consolidated financial statements and quarterly reviews of our consolidated financial statements for the quarterly and year-to-date periods during 2007 and 2006 and totaled approximately $2,285,000 in 2007 and $2,405,000 in 2006. These fees include amounts for review of the tax provision and fees for accounting consultations on matters reflected in the financial statements, as well as fees for audit and other attestation services required by statute or regulation, comfort letters to underwriters, consents, and reviews of SEC filings. The audit fees for 2007 and 2006 also include amounts for services related to the opinions rendered under Section 404 of the Sarbanes-Oxley Act of 2002 on management’s assessment of (2006 only), and the effective operation of (2007 and 2006) our internal control over financial reporting.

Audit Related Fees.  These fees include employee benefit plan audits, accounting consultation on proposed transactions and audit or attest services not required by statute or regulation and totaled approximately $160,000 in 2007 and $150,000 in 2006.

Tax Fees.  Tax fees include all tax services other than those included in “audit” and “audit related” and include fees for tax compliance, tax planning and tax advice and totaled approximately $176,000 in 2007 and $533,000 in 2006.

All Other Fees.  There were no fees for other non-audit services during 2007 or 2006.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2009 Annual Meeting of Stockholders must be received by January 9, 2009, in order to be considered for inclusion in our proxy materials relating to that meeting. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the Exchange Act will not be included in our proxy soliciting material for the 2009 annual meeting of stockholders. Stockholder proposals should be directed to us in care of our Secretary, at our address set forth on the first page of this proxy statement.

A stockholder may wish to have a proposal presented at the 2009 annual meeting of stockholders, but not to have such proposal included in our proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to us in care of our Secretary at our address set forth on the first page of this proxy statement) is not received by us by March 25, 2009, then such proposal shall be deemed “untimely” for purposes of Rule 14a-4(c) promulgated under the Exchange Act and, therefore, the individuals named in the proxies solicited on behalf of our Board of Directors for use at the our 2009 annual meeting of stockholders will have the right to exercise discretionary voting authority as to such proposal.

HOUSEHOLDING INFORMATION

The SEC permits companies and intermediaries (such as brokers and banks) to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report to those stockholders. This process, which is commonly referred to as “householding,” is intended to reduce the volume of duplicate information stockholders receive and also reduce expenses for companies.

The Company understands that a number of intermediaries will be “householding” our proxy materials and annual report. If you hold your shares of our stock through one of these intermediaries, a single proxy statement and Annual Report on Form 10-K may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of each of these documents to you if you contact Investor Relations at our address appearing on the first page of this proxy statement or at (215) 444-5335. If you hold your shares of our stock through an intermediary and you want to receive separate copies of our annual report and proxy statement in the future, you should contact your bank, broker or other nominee record holder.

If you currently receive multiple copies of the proxy statement and annual report and you would like to receive only one copy for your household in the future, you should contact your broker, bank or other nominee record holder, or you may contact us by writing to Investor Relations at our address appearing on the first page of this proxy statement.

PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ADVANTA CORP.
     The undersigned, a stockholder of Advanta Corp. (the “Company”), hereby constitutes and appoints Dennis Alter, William A. Rosoff and Elizabeth H. Mai, and each of them acting individually as the attorney and special proxy of the undersigned, with full power of substitution, for and in the name and stead of the undersigned to attend the Annual Meeting of Stockholders of Advanta Corp. to be held on Wednesday, June 11, 2008, at 1:00 p.m. at the Company’s headquarters, Welsh & McKean Roads, Spring House, Pennsylvania, and any adjournment or postponement thereof, and thereat to vote all shares which the undersigned would be entitled to cast if personally present as follows:
(Continued, and to be signed, on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ Detach here from proxy voting card. ▲

Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

		FOR	WITHHOLD AUTHORITY
		the three nominees	to vote for the three nominees
		for director listed below	for director listed below
1.	Election of Directors Nominees:	☐	☐
01 Max Botel
02 Thomas P. Costello
03 Ronald Lubner
INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list above.

		FOR	AGAINST	ABSTAIN
2.	Ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2008.	☐	☐	☐
3.	To transact such other business as may properly come before the meeting.
If not otherwise specified, the shares will be voted FOR the election of the three nominees for director and FOR proposal 2. This proxy delegates authority to vote with respect to all other matters upon which the undersigned is entitled to vote and which may come before the meeting or any adjournment or postponement thereof.
The undersigned hereby revokes all previous proxies for such meeting and hereby acknowledges receipt of the notice of the meeting, proxy statement and the Annual Report on Form 10-K of Advanta Corp. furnished herewith.
PLEASE SIGN AND MAIL PROMPTLY.

Signature	Signature	Date	, 2008

NOTE: If shares are registered in more than one name, all owners should sign. If signing in a fiduciary or representative capacity, please give full title and attach evidence of authority. If a corporation, please sign with full corporate name by a duly authorized officer and affix the corporate seal.

▲ Detach here from proxy voting card ▲
Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/advna		1-866-540-5760		Mark, sign and date
your proxy card
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor SeviceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 11, 2008. THE PROXY STATEMENT FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS, THE ANNUAL REPORT TO STOCKHOLDERS AND OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 ARE AVAILABLE AT HTTP://BNYMELLON.MOBULAR.NET/BNYMELLON/ADVNA